Exhibit 10.3
SUBSCRIPTION AGREEMENT
First BanCorp
1519 Ponce de Leon Avenue
San Juan, Puerto Rico 00908
Ladies and Gentlemen:
The undersigned confirms its agreement with you as follows:
1.	This Subscription Agreement (the “Agreement”) is between First BanCorp, a Puerto Rico chartered financial holding company (the “Company”) and the investor named on the signature page (the “Investor”) and will be effective when it is accepted by the Company.
2.	The Company is proposing to issue and sell to certain investors (the “Offering”) shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), at a purchase price of U.S.$3.50 per share (the “Purchase Price”). These shares are being offered only to (a) accredited investors, as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) of the type described in clause (1), (2), (3) (4) or (7) of Rule 501 and (b) persons who are not U.S. persons, as that term is defined in Regulation S under the Securities Act. The Offering is not being registered under the Securities Act.
3.	The Company and the Investor agree that, upon the terms and subject to the conditions set forth in this Agreement, the Investor will purchase from the Company, and the Company will issue and sell to the Investor, the number of shares of Common Stock set forth on the signature page for the aggregate purchase price set forth on that signature page, on the terms set forth in the Terms and Conditions for Purchase of Shares attached to this Agreement as Annex A (the “Terms and Conditions”). The Terms and Conditions are incorporated into, and are a part of, this Subscription Agreement.
4.	By executing this Subscription Agreement, the Investor is making the representations and warranties set forth in the Terms and Conditions.
Number of shares of Common Stock to be purchased equals 100% of the aggregate purchase price divided by U.S.$3.50, rounded down to the nearest whole share.
Please confirm that this Agreement correctly sets forth the agreement between us by signing in the space provided below for that purpose.
[Signature Pages Follow]

INVESTOR:

Name:

By:

Title:

Date Signed: ___________________, 2011
TO BE COMPLETED BY INVESTOR

Type of Entity:
Jurisdiction of Organization:
Taxpayer Identification No.:
Address:
Contact Name:
Telephone: ( ) Email Address:
Number of Shares , or
Percentage of Common Stock to be Outstanding, Being Acquired:
Name in which Securities Should Be Registered:
Total Purchase Price: $
Number of Shares Already Owned by Investor or Affiliates:

The following must be checked to be eligible to purchase shares:

___	I am an accredited investor and professional investor, and the representations I make include the representations in Section 2.2(g) of the Terms and Conditions.
AGREED AND ACCEPTED:
FIRST BANCORP,
a Puerto Rico chartered financial holding company

By:

Name:

Title:

Date:	____________________, 2011

INSTRUCTION SHEET FOR INVESTOR
(To be read in conjunction with the entire Agreement)
Complete the following items in the Agreement:
1.	Provide the information regarding the Investor requested on the signature page to the Agreement. The Agreement must be executed by an individual authorized to bind the Investor.
2.	If the investor is purchasing shares for more than one investor account, it may either (i) complete a separate Agreement for each such account, in which case a separate wire transfer (or other acceptable form of payment) must be made by or on behalf of each account for the shares the Investor will purchase for that account and a separate book entry issuance will be made by the Transfer Agent with regard to each account, or (ii) complete a single Agreement for all the accounts, in which case only one wire transfer (or other acceptable form of payment) need be made for the shares to be purchased for all the accounts, and all the shares will be delivered to a single account specified by the Investor, but the information called on for the signature page to the Agreement must be completed for each account.
3.	Return the signed Agreement to:

James Furey Sandler O’Neill & Partners, L.P. Syndicate Desk 919 Third Avenue, 6th Floor New York, New York 10022 JFurey@sandleroneill.com (212) 466-7800
4.	You will be notified at least 48 hours before the Closing of the account to which payment for shares should be wired. Please note that all payments must be made in U.S. dollars.
An executed Agreement or a facsimile transmission of it must be received by Sandler O’Neill & Partners, L.P. by 8:00 a.m. New York time on a date of which you will be informed. The Company reserves the right to reject any subscription before it is accepted by the Company.

ANNEX A
TERMS AND CONDITIONS
CONSTITUTING A PART OF
SUBSCRIPTION AGREEMENT
BETWEEN
FIRST BANCORP
AND THE INVESTOR NAMED IN THE SUBSCRIPTION AGREEMENT

DEFINED TERMS USED IN TERMS AND CONDITIONS

Page
Acquired Common Stock	1
Agency	15
Aggregate Purchase Price	2
Bank Holding Company Act	2
Bank Regulatory Agency	14
Business Day	1
CBCA	23
Closing Date	1
Code	11
Company	1
Company 10-K	7
Company Benefit Plans	13
Company Financial Statements	8
Company Material Adverse Effect	3
Company Reports	7
Company Significant Agreement	17
Company Subsidiaries	6
Company Subsidiary	6
Environmental Law	12
ERISA	13
Exchange Act	7
FDIC	6
FDIC Consent Order	9
Federal Reserve	6
Federal Reserve Agreement	10
FirstBank	3
GAAP	3
Governmental Entity	5
HSR Act	6
Indemnitee	36
Information	24
Insurer	15
Intellectual Property	18
Intellectual Property Rights	18
Interim Financials	8
Investment Company Act	2
Investor Agreements	4
Investor Presentation	19
Investors	1
Investor’s Subscription Agreement	1
IT Assets	18
Loan	16
Loan Investor	15
Majority Investors	25
March 10-Q	7
Material Adverse Change	9
Materially Burdensome Regulatory Condition	23
NYSE	4
OCFI	6
OCFI Order	9

Page
OFAC	15
Other Investors	4
Per Share Price	1
Previously Disclosed	3
Principal Investment Agreements	1
Principal Investors	1
Registrable Securities	33
Ruling	29
SEC	3
Securities Act	2
Series G Preferred Stock	5
Shelf Registration Statement	32
Subscription Agreements	1
Tax Return	12
Taxes	11
THL Investors	1
Transfer Agent	2
Unlawful Gains	16
Unrelated Potential Investor	21

TERMS AND CONDITIONS
     The following are the terms and conditions on which the Investor (as defined on the first page of the Subscription Agreement of which these Terms and Conditions are a part (the “Investor’s Subscription Agreement”)) agrees to purchase for $3.50 per share (the “Per Share Price”), the shares of Common Stock (as defined on the first page of the Investor’s Subscription Agreement) shown on the signature page of the Investor’s Subscription Agreement as “Number of Shares, or Percentage of Common Stock to be Outstanding, Being Acquired” (the shares being purchased by the Investor being the “Acquired Common Stock”), par value $0.10 per share, of First BanCorp (the “Company”), a Puerto Rico chartered financial holding company (except that, unless the Investor has stated on the signature page of the Investor’s Subscription Agreement or has otherwise acknowledged in writing that it expects to acquire more than 9.9% of the shares of Common Stock that will be outstanding after the Closing (defined below) and after conversion of the Series G Preferred Stock (defined below) into Common Stock, if the number of shares shown on the signature page of the Investor’s Subscription Agreement would constitute more than 9.9% of the shares of Common Stock that will be outstanding after the Closing and after conversion of the Series G Preferred Stock into Common Stock, the number of shares of Common Stock the Investor will purchase will be the number that will constitute 9.9% of the shares of Common Stock that will be outstanding after the Closing and after conversion of the Series G Preferred Stock into Common Stock). The purchases of Common Stock by investors who sign other subscription agreements (together with the Investor’s Subscription Agreement, the “Subscription Agreements”) are part of an equity financing by the Company that includes sales of Common Stock for $3.50 per share to additional investors pursuant to an Investment Agreement dated as of May 26, 2011 between the Company and investors advised by Thomas H. Lee Partners L.P. (the “THL Investors”), and Investment Agreements with other major investors, as they may be amended from time to time, (the “Principal Investment Agreements) (the THL Investors and any other investors who execute Principal Investment Agreements together being the “Principal Investors,” and the Principal Investors together with the investors who sign Subscription Agreements being the “Investors”).
ARTICLE 1
THE CLOSING TRANSACTIONS
     1.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in the Investor’s Subscription Agreement (including these Terms and Conditions), the closing of the sale of Acquired Common Stock described in the preamble to these Terms and Conditions will take place at the offices of K&L Gates, LLP, 599 Lexington Avenue, New York, NY 10019, or by electronic exchange of documents and signature pages, on the day (the “Closing Date”) that is the second Business Day after the day on which all the conditions in Article 4 (other than conditions that by their terms cannot be fulfilled until the Closing Date, but subject to the satisfaction or waiver of such conditions) are satisfied, or at such other place and time as is agreed upon by the parties. As used in the Investor’s Subscription Agreement, the term “Business Day” means a day that is not a Saturday, a Sunday or a day on which banks in New York City or in San Juan, Puerto Rico generally are required or permitted not to be open for banking business.
     1.2 Actions on the Closing Date.

          (a) Unless the Investor is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) that is not permitted to pay for securities until it has possession of the securities, not later than 11:00 a.m., New York City time, on the Closing Date, the Investor will transmit to the account of the Company specified as provided in the Instructions to the Investor’s Subscription Agreement, immediately available funds equal to the full amount of the purchase price for the Acquired Common Stock to be purchased by the Investor in accordance with the Investor’s Subscription Agreement (the “Aggregate Purchase Price””). Upon receipt by the Company of confirmation that such funds have been received, the Company will instruct The Bank of New York Mellon Shareholder Services (or its successor), as transfer agent (the “Transfer Agent”), to issue the Acquired Common Stock to the Investor through book entry transfer to an account at The Depositary Trust Company or another account specified by the Investor.
          (b) If the Investor is an investment company registered under the Investment Company Act that is not permitted to pay for securities until it has possession of the securities, at the earliest time the Company instructs the Transfer Agent to issue Common Stock to any Investor, the Company will instruct The Transfer Agent to issue the Acquired Common Stock to the Investor through book entry transfer to an account at The Depositary Trust Company or another account specified by the Investor. As soon as the Investor receives confirmation that the Acquired Common Stock has been issued for its account, the Investor will transmit to the account of the Company specified as provided in the Instructions to the Investor’s Subscription Agreement, immediately available funds equal to the full amount of the purchase price for the Acquired Common Stock being purchased by the Investor in accordance with the Investor’s Subscription Agreement.
          (c) The Company may notify the depositary that holds the Acquired Common Stock to note on its records that the Acquired Common Stock (a) has been issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold or transferred other than in a transaction that is registered under the Securities Act or is exempt from the registration requirements of the Securities Act (which notation will be withdrawn at the request of the Investor at any time after (i) a registration statement registering resales of the Acquired Common Stock under the Securities Act has become effective, (ii) with regard to particular shares, when those shares are sold or transferred in a transaction that under SEC Rule 144 causes the shares no longer to be restricted shares, or (iii) under Rule 144, the shares can be sold without limitation as to volume or manner of sale and without a requirement that the Company be in compliance with the current public information requirement of Rule 144(c)(1) (or Rule 144(i)(2), if applicable). On the Closing Date, the Company will also deliver or cause to be delivered to each Investor a receipt for the Aggregate Purchase Price paid by that Investor.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES
     2.1 Representations and Warranties of the Company. The Company represents and warrants to the Investor as follows:
          (a) Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico. The Company is duly registered as a financial holding company under the U.S. Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Each of the Company and each Company Subsidiary, including each Company Subsidiary that is a

Significant Subsidiary (as that term is defined in Rule 1.02 of Securities and Exchange Commission (“SEC”) Regulation S-X), including FirstBank Puerto Rico (“FirstBank”), has all the corporate power and authority that is required to enable it to conduct its business as it is being conducted at the date of the Investor’s Subscription Agreement. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in every jurisdiction in which qualification is required, except jurisdictions in which failure to qualify would not have a Company Material Adverse Effect. The Company has furnished to the Investor or has filed via “Edgar” with the SEC true, correct and complete copies of the Company’s Articles of Incorporation and By-Laws, as amended through the date of the Investor’s Subscription Agreement. For purposes of the Investor’s Subscription Agreement, “Previously Disclosed” means (i) information publicly disclosed by the Company in the Company Reports filed by it with or furnished to the SEC and publicly available via the Edgar system prior to the date of the Investor’s Subscription Agreement (excluding any risk factor disclosures contained in such documents and any disclosure of risks included in any forward-looking statements disclaimer or other statements that are similarly non-specific or are predictive or forward-looking in nature), or (ii) documents made available to Investors prior to the date of the Investor’s Subscription Agreement either physically or in an electronic data room to which Investors or their representatives were offered access and the information contained in those documents.
          (b) “Company Material Adverse Effect.” As used in the Investor’s Subscription Agreement, the term “Company Material Adverse Effect” means any circumstance, change, effect, event or fact the effect of which, individually or in the aggregate, (i) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company and its consolidated Company Subsidiaries taken as a whole or (ii) prevents or materially delays or materially impairs the ability of the Company to perform its obligations under the Investor’s Subscription Agreement and to consummate the transactions contemplated thereby; provided, however, that the term Company Material Adverse Effect will not include any circumstance, change, effect, event or fact arising from (A) changes after the date of the Investor’s Subscription Agreement in general business, economic or market conditions in the United States or the Commonwealth of Puerto Rico (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which the Company and the Company Subsidiaries operate, (B) changes or proposed changes after the date of the Investor’s Subscription Agreement in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to the Company and the Company Subsidiaries (C) changes or proposed changes after date of the Investor’s Subscription Agreement in securities or other laws or regulations of general applicability, (D) changes in the market price or trading volume of the Common Stock or any other equity, equity-related or debt securities of the Company or the Company Subsidiaries (but not the underlying reason or reasons for any such change), (E) the effects of actions or failures to act by the Company or the Company Subsidiaries that are required by Investor Agreements, or (F) failure by the Company or any of the Company Subsidiaries to meet internal projections or forecasts with regard to results of operations or financial condition (but not the underlying reason or reasons that the projections or forecasts are not met); provided, however, that in the case of clauses (A), (B) and (C), any circumstance, change, effect, event or fact shall nevertheless be considered in determining whether a Company Material Adverse Effect has occurred to the extent that such circumstance, change, effect, event or fact, individually or in the aggregate, has, or would reasonably be expected to have, a disproportionate, adverse impact on the business, assets, results of operations or financial condition of the Company and its consolidated Company Subsidiaries taken as a whole relative to other participants in the United States or in the Commonwealth of Puerto Rico in the industries in which the Company and the Company Subsidiaries operate.
          (c) Authorization. The Company has all corporate power and authority that is necessary to enable it to enter into the Investor’s Subscription Agreement and the other Investor Agreements and to carry out the transactions contemplated by the Investor’s Subscription Agreement and the other Investor Agreements (defined below). All corporate actions necessary to authorize the Company to enter into the Investor’s Subscription Agreement and the other Investor Agreements and to carry out the transactions contemplated by them have been taken, except that, if the rules of the New York Stock Exchange (“NYSE”) require stockholder approval of the issuance of Common Stock to the Investor and other investors, that approval has not yet been given. When the Investor’s Subscription Agreement is accepted by the Company, assuming due execution by the Investor, it will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The purchase of the Acquired Common Stock contemplated by the Investor’s Subscription Agreement will not constitute a Business Combination subject to Section B of Article Tenth of the Company’s Articles of Incorporation and will not be subject to any statutory or other provisions regarding business combinations with interested stockholders or other anti-takeover provisions. The Company has not adopted a shareholder rights plan or other plan intended to have adverse effects on persons who acquire beneficial ownership of more than specified portions of the outstanding stock of the Company or who obtain control of the Company.
          (d) NYSE Required Stockholder Approval. If the rules of the NYSE require stockholder approval of the issuance of Common Stock to the Investors as contemplated by the Investor’s Subscription Agreement, such stockholder approval will require the affirmative vote of a majority of the votes cast, provided that the total votes cast represent over 50% of all the outstanding Common Stock.
          (e) Other Investors and Aggregate Sale Price. The Company has entered into, or intends to enter into, agreements (the Subscription Agreements and the Principal Investment Agreements collectively being the “Investor Agreements”) with investors other than the Investor (together with the Principal Investors, the “Other Investors”) relating to purchases of Common Stock at the Per Share Price. The Company is seeking to enter into Investor Agreements (including the Investor’s Subscription Agreement) relating to sales of Common Stock with a total aggregate sale price of at least $500 million and not more than (i) $550 million, minus (ii) the purchase price of the shares that would be issuable on exercise of rights expected to be issued in the Rights Offering, which Rights Offering will not exceed $35 million in the aggregate. Copies of the Principal Investment Agreements into which the Company has entered have been, or will be, filed with, or furnished to, the SEC in Reports on Form 8-K within the time required by the applicable SEC rules. The Subscription Agreements with Other Investors are substantially identical in all material respects with the Investor’s Subscription Agreement, except as to the number of shares to be purchased and the Aggregate Purchase Price (but they are the same with regard to the Per Share Purchase Price). The Company has no other agreements or understandings (including, without limitation, side letters) with Other Investors, except that the Company may have side letters that have been or will be filed with the SEC or made available to the Investor with one or more Other Investors each of which will be purchasing what will be after the Closing and the issuance of Common Stock on conversion of the Company’s fixed rate cumulative mandatorily convertible preferred stock, Series G (“Series G Preferred Stock”), at least 3% of the Company’s outstanding Common Stock.

          (f) No Conflict. Neither the execution, delivery and performance by the Company of the Investor’s Subscription Agreement or of any or all of the Investor Agreements with the Other Investors, nor the consummation of the transactions contemplated by the Investor’s Subscription Agreement or by any or all of the Investor Agreements with the Other Investors, will violate, conflict with, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (i) the Articles of Incorporation or the By-Laws of the Company, (ii) any agreement or instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound or to which the Company or any of the Company Subsidiaries or any of their assets or properties may be subject, or (iii) any law, order, rule or regulation of any governmental or regulatory authorities, agencies, courts, commissions or other entities, whether federal, state, local or foreign and including such authorities of the Commonwealth of Puerto Rico, the United States, the United States Virgin Islands, the British Virgin Islands or any other nation, province, municipality or other political subdivision thereof, or any or applicable self-regulatory organizations (each, a “Governmental Entity”) having jurisdiction over the Company or any of the Company Subsidiaries, except violations, breaches or defaults that would not reasonably be expected to have a Company Material Adverse Effect.
          (g) Issuance of Acquired Common Stock. When the Company issues the shares of Acquired Common Stock under the Investor’s Subscription Agreement, such shares will be duly authorized, validly issued and non-assessable outstanding shares of Common Stock. The sale of Common Stock as contemplated by the Investor’s Subscription Agreement and the Investor Agreements with the Other Investors will not give any other person preemptive rights or other rights to acquire shares of the Company of any class or series. When shares of Acquired Common Stock are sold to the Investor on the Closing Date as contemplated by the Investor’s Subscription Agreement, the Investor will own such shares free and clear of any liens, encumbrances or claims of any other persons, other than liens imposed because of acts of the Investor and restrictions on transfer imposed by applicable securities or banking laws.
          (h) Capitalization. The only authorized stock of the Company is 2,000,000,000 shares of Common Stock and 50,000,000 shares of preferred stock. At the date of the Investor’s Subscription Agreement, the only outstanding stock is not more than 21,350,000 shares of Common Stock, 2,522,000 shares of Series A through E preferred stock (with a liquidation preference of $25 per share) and 424,174 shares of Series G preferred stock (with a liquidation preference of $1,000 per share). In the event the Company enters into Investor Agreements (including the Investor’s Subscription Agreement) with total aggregate sale proceeds of between $500 million and $515 million ($550 million minus the expected $35 million purchase price of the shares that would be issuable on exercise of rights expected to be issued in the Rights Offering), such Investor Agreements will require the Company to issue no less than 142,857,142 shares of Common Stock and no more than 147,142,858 shares of Common Stock. The only options, warrants, exchangeable securities or other agreements which require, or which, upon the passage of time, the payment of money or the occurrence of any other event, may require the Company to issue any stock of any class or series are (i) options, warrants and employee equity grants that may entitle the holders to purchase a total of up to 132,000 shares of Common Stock (subject to adjustment as a result of various occurrences, including the transactions contemplated by the Investor’s Subscription Agreement and the other Investor Agreements), (ii) the conversion provisions of the Series G Preferred Stock, which, among other things, give the holders the right to convert the Series G Preferred Stock into a total of approximately 29,246,000 shares of Common Stock (which as a result of the sales of Common Stock contemplated by the Investor’s Subscription Agreement and the other Investor Agreements, will become between 32,916,087 shares and 32,931,770 shares) plus any shares that may be issued in lieu of cash dividends, (iii) a warrant entitling the United States Department of the Treasury to purchase 389,483 shares of Common Stock (subject to adjustment as a result of various occurrences, including the transactions contemplated by the Investor’s Subscription Agreement and the other Investor Agreements, which will increase the number of shares issuable on exercise of that warrant to 1,210,513 shares) and (iv) the rights of Investors under Investor Agreements. In addition, the Company has 251,185 shares of Common Stock reserved for issuance under Company Benefit Plans or for other purposes and the Company expects to issue to the holders of its Common Stock as of a day prior to the Closing Date rights that will entitle them to purchase Common Stock at the Per Share Price for a total of up to $35 million. The Company has Previously Disclosed true, correct and complete copies of all instruments and agreements that govern the terms and conditions of those securities, including all certificates of designation, warrant agreements and other agreements, as amended through the date of the Investor’s Subscription Agreement.
          (i) Consents and Approvals. Neither the execution and delivery of the Investor’s Subscription Agreement by the Company, nor the completion by the Company of the transactions that are the subject of the Investor’s Subscription Agreement, requires the consent of, approval by, or a filing or notification by the Company with, any Governmental Entity, other than (i) filings with the SEC reporting the signing of Investor Agreements or the consummation of the transactions contemplated thereby; (ii) approval of, or non-objection by, the Board of Governors of the Federal Reserve System (the “Federal Reserve ”) of any notice filed by the Investor pursuant to the Change in Bank Control Act of 1978, as amended; (iii) any filings or notifications that may be required to be made with or given to the Federal Deposit Insurance Company (the “FDIC”), the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “OCFI”) and other banking or insurance regulatory agencies; (iv) filing with NYSE in order to list the shares of Acquired Common Stock as contemplated by Section 4.2(f) and (v) securities or blue sky laws of the various states. Assuming the Investor’s representations and warranties in Section 2.2(h) are correct, the transactions that are contemplated by the Investor’s Subscription Agreement qualify for an exemption from the reporting or waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) under Section 7A(c) of the HSR Act.
          (j) FirstBank. The Company owns all the outstanding shares of FirstBank. FirstBank is a commercial bank duly organized and validly existing under the laws of the Commonwealth of Puerto Rico and is duly licensed by the OCFI. The deposits of FirstBank are insured by the FDIC to the fullest extent permitted in the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due.
          (k) Subsidiaries. The Company has Previously Disclosed a true, correct and complete list of all of its subsidiaries (as the term “subsidiary” is defined for purposes of the Bank Holding Company Act) as of the date of the Investor’s Subscription Agreement (individually, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”). Each Company Subsidiary (including FirstBank) has been duly organized and is validly existing and, to the extent the concept is applicable, in good standing under the laws of the jurisdiction in which it was formed. All the Company’s shares of stock or other equity interests in each of the Company Subsidiaries, whether directly or indirectly owned, have been duly authorized and validly issued and, with regard to stock of corporations or other equity interests in limited liability entities, are fully paid and non-assessable and are not subject to any preemptive rights and are free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrance of any kind, with no personal liability attaching to the ownership thereof, except liens, adverse rights or claims, charges, options, pledges, covenants, title defects, security interests or encumbrances on the Company’s equity interests in Company Subsidiaries other than FirstBank that do not affect the Company’s control over those Company Subsidiaries and, in the aggregate, would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any of the Company Subsidiaries has issued any options, warrants, scrips, pre-emptive rights, rights to subscribe, gross-up rights, calls, commitments or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any Company Subsidiary to issue or transfer any shares of or other equity interests in a Company Subsidiary, and there are no registration rights or covenants or transfer or voting restrictions with respect to any shares of or other equity interests in any of the Company Subsidiaries.
          (l) Company Reports. Since January 1, 2008, the Company and the Company Subsidiaries have filed all reports, proxy statements and other documents required to have been filed with the SEC (the “Company Reports”), including under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have paid all material fees and assessments due and payable in connection therewith. When they were filed, the Company Reports complied in all material respects with the applicable rules, regulations and forms promulgated by the SEC, and none of the Company Reports, when filed, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting the generality of what is said in the preceding sentence, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Company 10-K”) and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 (the “March 10-Q”) which were filed with the SEC, including any documents incorporated by reference in them, each complied in all material respects with the requirements of the form on which it was filed and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. As of the date of the Investor’s Subscription Agreement, there are no outstanding comments from the SEC with respect to any Company Report other than oral inquiries regarding the accounting for and presentation in the consolidated financial statements and disclosures made in those consolidated financial statements regarding the February 2011 sale of loans from FirstBank to a joint venture majority owned by PRLP Ventures LLC. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.
          (m) Controls and Procedures. The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company, the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of the Investor’s Subscription Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of the Investor’s Subscription Agreement, no officer of the Company has knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2008, (A) neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported under Part 205 of the SEC Rules (17 CFR §205.1, et.seq.) evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company. The management of the Company has, at least since January 1, 2006, performed the evaluation of the effectiveness, as of the end of each fiscal year, of the Company’s internal control over financial reporting required by SEC Rule 13a-15(c). The evaluation as of December 31, 2010 did not disclose any material weaknesses.
          (n) Financial Statements. Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, together with the notes thereto, included in the Company 10-K, and the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of March 31, 2011 and the related consolidated statements of income, stockholders’ equity and cash flows for the period ending March 31, 2011, together with the notes thereto, included in the March 10-Q, (the “Interim Financials” and, collectively, the “Company Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) complied as to form, as of their respective filing dates, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis and (iv) present fairly in conformity with GAAP in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein (subject to the absence of notes and year-end audit adjustments in the case of the Interim Financials).
          (o) Absence of Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities, contingent or otherwise, that would be required to be reflected on, or disclosed in notes to, consolidated financial statements of the Company and the Company Subsidiaries prepared in accordance with GAAP, other than (i) liabilities reflected on the consolidated balance sheet of the Company and the Company Subsidiaries at March 31,

2011 included in the March 10-Q, (ii) liabilities disclosed in the notes to the financial statements in the Company 10-K or the March 10-Q, (iii) liabilities that, because they were not material, were not required by GAAP to have been reflected on the consolidated balance sheet of the Company and the Company Subsidiaries at March 31, 2011 or disclosed in the notes to the financial statements included in the Company 10-K or the March 10-Q, (iv) contingent obligations and contingent liabilities disclosed in the management’s discussion and analysis of financial condition and results of operations included in the Company 10-K or the March 10-Q, (v) contingent liabilities not required by GAAP to be reflected in, or described in notes to, the Company’s financial statements and not required by applicable SEC rules to be described in the management’s discussion and analysis of financial condition and results of operations included in the Company 10-K or the March 10-Q or (vi) liabilities arising in the ordinary course of the conduct by the Company and the Company Subsidiaries of their respective businesses since March 31, 2011.
          (p) Absence of Certain Changes. Since December 31, 2010, (i) the Company and the Company Subsidiaries, including FirstBank, have conducted their businesses in the ordinary course and in the same manner in which they were being conducted during the period immediately prior to December 31, 2010, (ii) there has not been a Material Adverse Change in the financial condition, results of operations, business or prospects of the Company and the Company Subsidiaries taken as a whole and (iii) nothing has occurred that has had or is likely to have a Company Material Adverse Effect. A “Material Adverse Change” (x) in the financial condition of the Company and the Company Subsidiaries will occur between two dates if between those dates there is a material reduction of the Company’s and the Company Subsidiaries’ consolidated working capital, net worth or tangible net worth, a material increase in their consolidated current liabilities (other than due to the conduct of business in the ordinary course) or a material increase in their consolidated total liabilities (other than due to the conduct of business in the ordinary course), and (y) in the results of operations of the Company and the Company Subsidiaries during a period will occur if that period consists of one or more full fiscal quarters and during that period there is a material reduction in its and its subsidiaries’ consolidated total revenues, net income before income taxes, net income, or earnings before interest, taxes, depreciation and amortization compared both with the same period of the preceding fiscal year and with the immediately preceding period of the same number of fiscal quarters. However, a change due wholly or primarily to any of the conditions or occurrences referred to in clauses (A) through (F) of Section 2.1(b) is not a Material Adverse Change (which clauses shall be read to incorporate the proviso applicable to clauses (A) through (C) in Section 2.1(b)).
          (q) Compliance with FDIC Order, OCFI Order and Federal Reserve Agreement. The capital of the Company and of FirstBank, supplemented by proceeds totaling at least $500 million of the sales of Common Stock under this and other Investor Agreements and the conversion of the Series G Preferred Stock into Common Stock, will be sufficient to meet any applicable minimum capital requirement imposed by statute, regulation or Governmental Entity, including any requirements as to the capitalization of FirstBank contained in or arising out of the consent order dated June 3, 2010 issued by the FDIC (the “FDIC Consent Order”) and the simultaneous order issued by the OCFI requiring compliance with the FDIC Consent Order (the “OCFI Order”) or as to the capitalization of the Company contained in or arising out of the agreement dated June 4, 2010 between the Company and the Federal Reserve Bank of New York (the “Federal Reserve Agreement”) and any capital plan approved in connection therewith and in effect.

          (r) Compliance with Laws. Each of the Company, FirstBank, and each of the other Company Subsidiaries has at all times complied, and currently is complying, with, and the condition and use of its assets and properties has not violated or infringed and does not currently violate or infringe in any material respects, any applicable United States domestic, federal, state or local, any applicable Commonwealth of Puerto Rico, or any applicable foreign, laws, regulations, rules, judgments, injunctions and decrees, including, to the extent they are applicable to the Company or Company Subsidiaries, the Troubled Asset Relief Program, the Emergency Economic Stabilization Act of 2008, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, except to the extent of failures to comply, violations or infringements that would not reasonably be expected to result in actions against the Company or Company Subsidiaries that would, in the aggregate, interfere in a material respect with the businesses of the Company and the Company Subsidiaries or result in monetary penalties against the Company or Company Subsidiaries that would be material to the Company and the Company Subsidiaries taken as a whole. Insofar as any officer of the Company is aware, none of the Company or any of the Company Subsidiaries is under investigation with respect to, or has been threatened to be charged with or given notice of any material violation of, any such laws, regulations, rules, judgments, injunctions or decrees. FirstBank is the only Company Subsidiary that is subject to the Community Reinvestment Act. FirstBank has a Community Reinvestment Act rating of “satisfactory” or better.
          (s) Licenses and Permits. The Company and the Company Subsidiaries have all material licenses and permits from Governmental Entities that are required at the date of the Investor’s Subscription Agreement to enable them to conduct their businesses as they currently are being conducted. To the knowledge of the Company, no suspension or cancellation of any such licenses or permits is pending or threatened.
          (t) Litigation. Neither the Company nor any of the Company Subsidiaries is a party to (i) any legal proceeding that the Company would be required to disclose under Item 103 of SEC Regulation S-K in a filing at the date of the Investor’s Subscription Agreement or the Closing Date to which that Item applies, other than legal proceedings disclosed in the Company 10-K or the March 10-Q, or in a report on Form 8-K filed with the SEC since December 31, 2010, or (ii) any suit or governmental proceeding that seeks to prevent the Company from completing the transactions that are the subject of the Investor’s Subscription Agreement or any of the other Investor Agreements, nor, to the best of the knowledge of any officer of the Company, has any suit or governmental proceeding which seeks to prevent the Company from completing the transactions that are the subject of the Investor’s Subscription Agreement or any of the other Investor Agreements been threatened.
          (u) Tax Matters. Each of the Company and the Company Subsidiaries has timely filed when due (taking account of timely filed extensions) all Tax Returns which it has been required to file and has timely paid or has timely withheld and remitted all Taxes shown on any Tax Return. All such Tax Returns are true, correct and complete in all material respects and accurately reflect in all material respects all Taxes required to have been paid, except to the extent of items that may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the Company Subsidiary and which have been adequately reserved against in accordance with GAAP on the consolidated balance sheet at December 31, 2010 included in the Company 10-K. No Tax lien has been filed by any taxing authority against the Company or any of the Company Subsidiaries or any of their assets, other than properties acquired through foreclosure or similar processes and held for sale. Except as Previously Disclosed, no Federal, Commonwealth, United States Virgin Islands, foreign, state or local audits or other administrative proceedings or court proceedings in any jurisdiction with regard to Taxes are currently pending or threatened with regard to the Company or any of its the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of Taxes, (ii) has participated in or cooperated with an international boycott as that term is used in Section 999 of the Internal Revenue Code of 1986, as amended (the “Code”), or (iii) is liable as a transferee, a successor or otherwise for any Tax incurred by any other person. There is no material intercompany income or gain which may in the future become taxable to the Company, whether on disposition of particular assets or Company Subsidiaries or otherwise. Except as Previously Disclosed, no Tax Return of the Company or any of the Company Subsidiaries is the subject of an audit by any taxing authority (including any state or local taxing authority) in the Commonwealth of Puerto Rico, the United States, the United States Virgin Islands or any other nation. All deficiencies asserted or assessments made as a result of any Tax audits that are not being contested in good faith by appropriate proceedings and for which appropriate reserves have been established have been paid in full. At least since January 1, 2006, no claim has been made by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction. Except as Previously Disclosed, neither the Company nor any Company Subsidiary (i) has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, that is still in effect, or has pending a request for any such extension or waiver or (ii) has or has ever had a permanent establishment in any country other than the country of its organization, or is or has ever been subject to Tax in a jurisdiction outside the country of its organization. The Company is not a “controlled foreign corporation” within the meaning of Section 957 of the Code, nor will it become a “controlled foreign corporation” as a result of the transactions contemplated by the Investor’s Subscription Agreement. Neither the Company nor any of the Company Subsidiaries is (i) a passive foreign investment company within the meaning of Section 1297 of the Code or (ii) a shareholder, directly or indirectly, in such a passive foreign investment company. There are no current limitations on the utilization by the Company or any of the Company Subsidiaries of its respective net operating loss carryforwards under any applicable Tax law, including Section 382 of the Code (or any similar provision of state, local or non-U.S. law). The transactions described herein occurring on the Closing Date and any other transactions contemplated by the Investor’s Subscription Agreement and the other Investor Agreements will not result in a limitation on the utilization of the Company’s or FirstBank’s net operating loss carryforwards under any applicable provision of Puerto Rico income Tax law. The net operating loss carryforward of FirstBank as of December 31, 2010 as a result of losses that have been or will be reflected on FirstBank’s Puerto Rico income tax returns (at least some of which are or will be subject to audit) will be at least $550,000,000. For the purposes of the Investor’s Subscription Agreement, the term “Taxes” means (1) all Commonwealth of Puerto Rico, U.S. Virgin Islands, British Virgin Islands, U.S. federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, (2) liability for the payment of any amounts of the type described in clause (1) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (3) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of amounts of the type described in clause (1) or (2). For the purposes of the Investor’s Subscription Agreement, the term “Tax Return” means any and all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns and any amendments thereto) supplied or required to be supplied to any Governmental Entity in connection with Taxes.
          (v) Environmental Matters. Except as would not reasonably be expected, in aggregate, to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have all environmental permits which are necessary to enable them to conduct their businesses as they are being conducted on the date of the Investor’s Subscription Agreement without violating any Environmental Laws, (ii) neither the Company nor any of the Company Subsidiaries has received any notice of material noncompliance or material liability under any Environmental Law, (iii) neither the Company nor any of the Company Subsidiaries has performed any acts, including, but not limited to, releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by the Company or a Company Subsidiary, and there was no condition on any property formerly owned or leased by the Company or a Company Subsidiary while the Company or a Company Subsidiary owned or leased that property, that could result in liability by the Company or a Company Subsidiary under any Environmental Law and (iv) neither the Company nor any of the Company Subsidiaries is subject to any order of any Governmental Entity requiring the Company or any of the Company Subsidiaries to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order is pending or, insofar as any officer of the Company or any of the Company Subsidiaries is aware, threatened against the Company or any of the Company Subsidiaries. As used in the Investor’s Subscription Agreement, the term “Environmental Law” means any United States, Puerto Rico or other national, state or local law, rule, regulation, guideline or other legally enforceable requirement of a Governmental Entity relating to protection of the environment or to environmental conditions which affect human health or safety.
          (w) Labor Matters. No employees of the Company or Company Subsidiaries are represented by any labor union nor are there any collective bargaining agreements otherwise in effect. There is no pending demand by any union or employee group to be recognized or certified as the bargaining representative for any of the Company’s or the Company Subsidiaries’ employees, and there are no proceedings seeking recognition or certification of that type pending before the National Labor Relations Board or any other Governmental Entity in the United States, Puerto Rico or elsewhere.
          (x) Company Benefit Plans.
      (i) The Company has Previously Disclosed all benefit plans, agreements, commitments, practices or arrangements of any type maintained or sponsored by the Company or any Company Subsidiary for its current and former employees, directors and consultants and the compensation paid to all its directors, to its Chief Executive Officer, its Chief Financial Officer, and its three most highly compensated officers other than its Chief Executive Officer and its Chief Financial Officer who were serving as officers at December 31, 2010. “Company Benefit Plans” means all benefit and compensation plans, agreements, commitments, practices or arrangements of any type maintained or sponsored by the Company or any Company Subsidiary for its current and former employees, directors and individual consultants.

     (ii) Except as would not reasonably be expected to result in a liability that would be material to the Company and the Company Subsidiaries taken as a whole, (i) each Company Benefit Plan that is required to be registered with, or approved by, a Governmental Entity in the Commonwealth of Puerto Rico, the United States or any other jurisdiction has been so registered with or approved by that Governmental Entity and (ii) each Company Benefit Plan has been maintained in all material respects in accordance with its terms and any applicable provisions of law (including, if applicable, the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, the Internal Revenue Code of New Puerto Rico, the Troubled Asset Relief Program and the Emergency Economic Stabilization Act of 2008.
     (iii) No Company Benefit Plan is (x) a pension plan (of the type described in Section 3(2) of ERISA) subject to statutory minimum funding requirements under Title IV of ERISA, Section 412 of the Code, or similar law; (y) a “multiemployer plan” (of the type described in Section 3(37) of ERISA), (z) a “employee welfare plan” (of the type described in Section 3(1) of ERISA) providing benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar law, and at the sole expense of the participant or the participant’s beneficiary. Neither the Company nor any Company Subsidiary would reasonably be expected to have any liability with respect to any plan described in (x), (y) or (z) of this subsection or other wise as a result of any trade or business that is or during the past six years has been treated as a single employer with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
     (iv) Neither the execution of the Investor Agreements nor the consummation of the transactions contemplated by the Investor Agreements will give rise to a change in control under, or result in the breach or violation of, or the acceleration of any right under, or result in any additional rights, or the triggering of any anti-dilution adjustment under an equity plan sponsored by the Company or any of the Company Subsidiaries or an employment agreement or other contract or agreement to which the Company or any of the Company Subsidiaries is a party.
     (v) Neither the Company nor any of the Company Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or to modify any existing Company Benefit Plan in a manner that would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred therefore for the most recent fiscal year.
         (y) Investment Company or Investment Adviser. Neither the Company nor any of the Company Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended, or to be registered under the Investment Advisers Act of 1940, as amended.
         (z) Compliance with Banking Laws and Regulations. Neither the Company nor any of the Company Subsidiaries (including FirstBank) (i) is subject to (or has been advised that a Governmental Entity that regulates banking activities in any location in which the Company or any Company Subsidiary conducts banking activities (including the FDIC, the OCFI and the Federal Reserve) (each a “Bank Regulatory Agency”) is considering issuing, initiating or ordering) any cease-and-desist or similar order, or any enforcement action commenced, by any Bank Regulatory Agency or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or any commitment letter or written undertaking to, any Bank Regulatory Agency, and no resolution of the Board of Directors of the Company or any of the Company Subsidiaries (including FirstBank) is in effect that was adopted at the request of a Bank Regulatory Agency that restricts in any material respect the conduct of its business or that relates in a material manner to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business, other than the FDIC Consent Order, the OCFI Order, the Federal Reserve Agreement and a confidential agreement dated September 28, 2010 with a Bank Regulatory Agency. The Company and each of the Company Subsidiaries is in compliance in all material respects with all agreements, commitments and undertakings it has made to a Governmental Entity that are currently in effect (including the FDIC Consent Order, the OCFI Order and the Federal Reserve Agreement) and neither the Company nor any of the Company Subsidiaries has received any notice from any Bank Regulatory Agency indicating that either the Company or any of the Company Subsidiaries is not in compliance in all material respects with any such agreement, commitment or undertaking. Since January 1, 2008, the Company and its subsidiaries have filed all material reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Bank Regulatory Agencies, including, without limitation, all financial statements and financial information required to be filed by them under the Federal Deposit Insurance Act and the Bank Holding Company Act. As of their respective dates, such reports complied in all material respects with all the rules and regulations promulgated by the applicable Bank Regulatory Agencies.
          (aa) Compliance with Mortgage Laws and Sale of Mortgage Loans. The Company and the Company Subsidiaries have complied in all material respects with (i) all requirements of applicable laws and governmental regulations with respect to the origination, purchase, sale, insuring or servicing of or filing of claims in connection with mortgage loans, including all laws and governmental regulations with respect to documentation in connection with the origination, processing, underwriting (including credit approval), purchase and servicing of mortgage loans, real estate settlement procedures, consumer protection, truth in lending, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) with regard to mortgage loans any of them has sold to any Agency, any agreements with, or applicable rules, regulations, guidelines or other requirements of, any Agency to which the mortgage loans were sold, in each case, except failures to comply that would not reasonably be expected, in aggregate, to have a Company Material Adverse Effect, (iii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any of the Company Subsidiaries and any such Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan, in the case of this clause (iv) only, except as would not cause a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received a written claim from any Agency, Loan Investor or Insurer to the effect that the Company or any of the Company Subsidiaries has failed to comply in any material respect with applicable underwriting standards or guidelines with respect to mortgage loans sold by the Company or any of the Company Subsidiaries to an Agency or Loan Investor or with respect to any sale of mortgage servicing rights, or a written notice from any Agency, Loan Investor or Insurer restricting the activities (including commitment authority) of the Company or any of the Company Subsidiaries or terminating or giving notice of intent to terminate its relationship with the Company or any of the Company Subsidiaries because of poor performance, poor loan quality or concern with respect to the Company’s or any of the Company Subsidiaries’ compliance with laws. For purposes of this Section 2.1(aa):

     (i) “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of the Company Subsidiaries or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;
     (ii) “Loan Investor ” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of the Company Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and
     (iii) “Insurer ” shall mean a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of the Company Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
          (bb) Risk Management. The Company and the Company Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to provide reasonable protection against risks of the type and in amounts reasonably expected to be incurred by entities that are similar to the Company and the Company Subsidiaries in size and in the lines of business in which they are engaged. All material derivative instruments entered into by the Company or the Company Subsidiaries for their own accounts were entered into (i) in the ordinary course of business only for the purposes of mitigating identified risks, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies, and (iii) with counterparties that, at the time, the Company or the applicable Company Subsidiary believed to be financially responsible. Each such material derivative instrument constitutes a valid and legally binding obligation of the Company or one or more of the Company Subsidiaries, enforceable in accordance with its terms and, to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries, nor any other party thereto, is in material breach of or has materially defaulted under any such agreement or arrangement.
          (cc) Patriot Act, Office of Foreign Asset Controls; Anti-Money Laundering. The operations of the Company and the Company Subsidiaries are being conducted in compliance in all material respects with applicable financial recordkeeping, reporting and other requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, any applicable order or regulation issued by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or any other applicable anti-money laundering or anti-terrorist-financing statutes, rules or regulations of any jurisdictions, and no action or proceeding by or before any Governmental Entity alleging violations of anti-money laundering statutes or anti-terrorist financing statutes by the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, threatened, except, in each case, as would not reasonably be expected, in aggregate, to have a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries

has, since December 31, 2008, nor to the knowledge of the Company has any other person on behalf of the Company or any of the Company Subsidiaries that qualifies as a “financial institution” under U.S. anti-money laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities or other proprietary interest that is the result of a felony as defined in U.S. anti-money laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of any other nature for Unlawful Gains. Each of the Company and, to the extent it qualifies as a “financial institution” under U.S. anti-money laundering laws, any of the Company Subsidiaries has implemented in all material respects such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, U.S. anti-money laundering laws and rules and regulations thereunder. None of the Company or any of the Company Subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf, will knowingly directly or indirectly lend, contribute or otherwise make available any proceeds of the sale of the Acquired Common Stock to the Investor to any subsidiary, joint venture partner or other person or entity for the purpose of financing the activities of any person currently subject to U.S. sanctions administered by OFAC.
          (dd) Foreign Corrupt Practices Act. None of the Company or any of the Company Subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, including making or providing, or causing to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person shall pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use his or her influence to affect a governmental decision, (ii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) has violated or operated in noncompliance with any export restrictions, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.
          (ee) Insurance. The Company and each of the Company Subsidiaries is presently insured, and during each of the past three calendar years (or during such lesser period of time as the Company has owned such subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.
          (ff) Core Deposits and Certificates of Deposits. As of the date hereof, FirstBank has at least $3,475,000,000 in core deposits (including money market, demand, checking, savings and transactional accounts and excluding secured governmental deposits and certificates of deposits) and at least $1,825,000,000 in certificates of deposits, excluding governmental and brokered deposits.
          (gg) Loans to Affiliates; Loans to Directors and Officers. Neither the Company nor any of the Company Subsidiaries is a party to any loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing liabilities) (each, a “Loan”) with any director or executive officer of the Company or any of the Company Subsidiaries or shareholder of the Company that beneficially owns five percent or more of the voting common stock of the Company. All Loans with any executive officer of the

Company or any of the Company Subsidiaries or shareholder of the Company are made in compliance with the applicable requirements of the Federal Reserve Board’s Regulation O.
          (hh) Compliance with Securities Laws. Neither the Company nor any person acting on its behalf has taken any action (including, offering any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the securities to be issued pursuant to the Investor’s Subscription Agreement or any other Investor Agreement for purposes of the Securities Act and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of the securities to be issued pursuant to the Investor’s Subscription Agreement or any other Investor Agreement to the registration requirements of the Securities Act or that would cause the sale of Common Stock under this and the other Investor Agreements not to be eligible for the exemption from the registration requirements of the Securities Act contained in Section 4(2) of that Act.
          (ii) Commitments and Contracts. Each agreement to which the Company or any Company Subsidiary is a party which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K (each, a “Company Significant Agreement”) is valid and binding on the Company and the Company Subsidiaries, as applicable, and, insofar as any officer of the Company is aware, is valid and binding on the other party or parties to it, and is in full force and effect. The Company and each of the Company Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement. Neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by the Company or any Company Subsidiary under any Company Significant Agreement. To the knowledge of the Company, as of the date of the Investor’s Subscription Agreement, there are no material transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions between the Company or any Company Subsidiaries, on the one hand, and the Company, any current or former director or executive officer of the Company or any Company Subsidiaries or any person who beneficially owns 5% or more of the Common Shares (or any of such person’s immediate family members or affiliates) (other than Company Subsidiaries), on the other hand.
          (jj) Properties and Leases. The Company and the Company Subsidiaries have good and marketable title to all real properties and good title to all other properties and assets owned by them (other than any assets the Company or any of the Company Subsidiaries has repossessed), in each case, free from Liens that would affect the value thereof or interfere with the use made or to be made thereof by them in any material respect. The Company and the Company Subsidiaries own or lease all properties that are necessary to their operations as now conducted. All leases of real property and all other leases material to the Company or any of the Company Subsidiaries pursuant to which the Company or any such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any existing default by the Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a default except for such as would not reasonably be expected to have a Company Material Adverse Effect.
          (kk) Intellectual Property Rights.

     (i) The Company and the Company Subsidiaries own or possess adequate rights or licenses to use all material intellectual property rights (“Intellectual Property Rights”) necessary to conduct their business as conducted on the date of the Investor’s Subscription Agreement and as presently contemplated to be conducted in the future. To the knowledge of the Company, no product or service of the Company or the Company Subsidiaries infringes the Intellectual Property Rights of others. The Company and the Company Subsidiaries have not received notice of any claim being made or brought, or, to the knowledge of the Company, being threatened, against the Company or any of the Company Subsidiaries (i) regarding their Intellectual Property Rights that are necessary to conduct their business as conducted on the date of the Investor’s Subscription Agreement and as presently contemplated to be conducted in the future, or (ii) that the products or services of the Company or the Company Subsidiaries infringe the Intellectual Property Rights of others. The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in the business of the Company and the Company Subsidiaries (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the business. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company and the Company Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices. The Company and the Company Subsidiaries take reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information. The Company and the Company Subsidiaries have complied with all internet domain name registration and other requirements of internet domain registrars concerning internet domain names that are used in the business. Without limiting the foregoing, the Company and the Company Subsidiaries (A) own or have the valid right to use all the names that are material to the conduct of their businesses or the maintenance of their customer goodwill, including the name “FirstBank”, in all applicable jurisdictions, free and clear of all Liens and (B) have not granted to any third party, by license or otherwise, any right or interest in or to use any such name other than in connection with relationships between those third parties and the Company or Company Subsidiaries. No third party has asserted any rights in any geographic area in which it competes with the Company or a Company Subsidiary to any name that is material to the business of the Company or a Company Subsidiary with which the third party competes.
     (ii) For the purposes of the Investor’s Subscription Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

          (ll) Disclosure. If the Investor did not, in the course of its investigation regarding whether to purchase the Acquired Common Stock, receive from the Company or its representatives any information about the Company other than the Investor Presentation dated May 2011 (the “Investor Presentation”) and did not access information posted on the internet that was made available to prospective purchasers of Common Stock who requested access to that information, when the Investor Presentation and the form of Subscription Agreement are included in a filing with the SEC as required by Section 11.1, no information the Investor has received from the Company or its representatives in connection with the offer that resulted in the execution of this Investor Agreement will constitute material non-public information about the Company. The Company understands that the Investor or its subsidiaries may rely on the representation in the preceding sentence in effecting transactions in securities of the Company.
     2.2 Representations and Warranties of the Investor. The Investor, by executing the Investor’s Subscription Agreement, represents and warrants to the Company as follows:
          (a) Organization and Power. The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and the Investor is duly qualified to do business in all jurisdictions where failure to be qualified could reasonably be expected to affect adversely the Investor’s ability to carry out the transactions that are the subject of the Investor’s Subscription Agreement.
          (b) Authorization. The Investor has all power and authority that is necessary to enable it to enter into the Investor’s Subscription Agreement and carry out the transactions contemplated by the Investor’s Subscription Agreement, including these Terms and Conditions. All actions necessary to authorize the Investor to enter into the Investor’s Subscription Agreement and carry out the transactions contemplated by it have been taken. The Investor’s Subscription Agreement has been duly executed by the Investor and, assuming due execution by the Company, it is a valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms.
          (c) No Conflict. Neither the execution and delivery of the Investor’s Subscription Agreement by the Investor nor the consummation of the transactions contemplated by the Investor’s Subscription Agreement, including these Terms and Conditions, will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (i) the certificate of incorporation and bylaws or other organizational documents of the Investor, (ii) any agreement or instrument to which the Investor or any of its subsidiaries is a party or by which any of them is bound, or (iii) any law, or any order, rule or regulation of any Governmental Entity having jurisdiction over the Investor or any of its subsidiaries, except violations, breaches or defaults that would not reasonably be expected to affect adversely the Investor’s ability to carry out the transactions that are the subject of the Investor’s Subscription Agreement when and as contemplated by the Investor’s Subscription Agreement.
          (d) Consents and Approvals. Neither the execution and delivery of the Investor’s Subscription Agreement by the Investor, nor the completion by the Investor of the transactions that are the subject of the Investor’s Subscription Agreement, including these Terms and Conditions, requires the consent of, approval by, or a filing or notification by the Investor with, any Governmental Entity, other than, if applicable, filings under the Exchange Act reporting the purchase of Common Stock by the Investor and filings, notifications, clearances or approvals that may be required to be made or given with or to, or obtained from, the Federal Reserve Board, the FDIC, the OCFI or any other Governmental Entity, including any banking or insurance regulatory agency as a result of its jurisdiction over the Company or any of the Company Subsidiaries (including FirstBank) or persons who control the Company. At the date of the Investor’s Subscription Agreement, the Investor does not know of any reason that any Governmental Entity would not give any required consent to, or approval of, the Investor’s acquiring the Acquired Common Stock as contemplated by the Investor’s Subscription Agreement, including these Terms and Conditions. The transactions that are contemplated by the Investor’s Subscription Agreement qualify for an exemption from the reporting or waiting period requirements of the HSR Act under Section 7A(c) of the HSR Act.
          (e) Ownership. The Investor does not own any interest in any depository institution such that the Investor’s acquisition of the Acquired Common Stock would cause that depository institution and First Bank to be “commonly controlled insured depository institutions” (as that term is defined for purposes of Section 5(e) of the Federal Deposit Insurance Act). Except as shown on the signature page to the Investor’s Subscription Agreement, neither the Investor nor any affiliate of the Investor (other than an affiliate as to which the Investor does not control decisions regarding the purchase, sale or voting of securities) owns any Common Stock of the Company.
          (f) Financial Capacity. The Investor has, or has legally binding commitments from equity investors, lenders or both to provide, and on the Closing Date the Investor will have, all the funds the Investor will require to enable the Investor to pay the Aggregate Purchase Price for the Acquired Common Stock it will be purchasing as indicated on the signature page of the Investor’s Subscription Agreement when and as contemplated by the Investor’s Subscription Agreement, including these Terms and Conditions.
          (g) Accredited Investor. The Investor either (i) is an accredited investor, as that term is defined in SEC Rule 501 under the Securities Act, of the type described in clause (1), (2), (3), (4) or (7) of that Rule, and has such knowledge and experience in financial and business matters and in investments similar to the purchase of the Acquired Common Stock that it is capable of evaluating the merits and risks of its investment in the Acquired Common Stock and of making an informed investment decision regarding the purchase of the Acquired Common Stock, or (ii) is not a U.S. person, as that term is defined in SEC Regulation S under the Securities Act, and is acquiring the Acquired Common Stock outside the United States. The Investor is aware that the Acquired Common Stock is being offered in a transaction not involving a public offering in the United States, that the offer and sale of the Acquired Common Stock has not been registered under the Securities Act, and that the Investor may only sell or transfer Acquired Common Stock under the limited circumstances set forth in Article 6. The Investor will be acquiring the Acquired Common Stock for investment, and not with a view to distributing it, except that the Investor may sell Acquired Common Stock under the limited circumstances set forth in Article 6.
          (h) Investment Purpose. The Investor will be acquiring the Acquired Common Stock for investment (as that term is defined in the rules under the HSR Act) and, assuming the Company’s representations and warranties in Section 2.1(h) are correct, the acquisition of the Acquired Common Stock by the Investor as contemplated by the Investor’s Subscription Agreement will not result in the Investor’s owning 25% or more of the outstanding Common Stock. The Investor is not acting in concert with any other party to an Investor Agreement with regard to the purchase of Common Stock and the Investor has no agreements or understandings with any other persons (other than its agreements with the Company in the Investor’s Subscription Agreement) regarding actions as a stockholder of the Company after the Closing Date.

          (i) Investor’s Decision. The Investor’s decision to enter into the Investor’s Subscription Agreement and to purchase the Acquired Common Stock was based on the Investor’s or its adviser’s independent analysis of the merits and risks of an investment in the Acquired Common Stock, taking into account the Investor’s own financial circumstances. The Investor did not rely in making that decision upon any analysis prepared by, or investment advice received from, the Company or any financial advisor, placement agent or other person acting on behalf of the Company. The Investor is, however, relying on the representations and warranties of the Company in the Investor’s Subscription Agreement, including these Terms and Conditions, in making its decision to purchase Acquired Common Stock.
          (j) No Affiliation. Except to the extent that the Investor and Other Investors may be advised by the same investment adviser, or as stated on the signature page of the Investor’s Subscription Agreement, to the best of the Investor’s actual knowledge, the Investor (i) is not affiliated with any other Investors which have been identified by the Company to the Investor, (ii) made its decision to purchase the Acquired Common Stock independently from any person that does not have the same investment adviser as the Investor and is known by the Investor to be a potential purchaser of Common Stock (an “Unrelated Potential Investor”), (iii) except as stated on the signature page of the Investor’s Subscription Agreement, is not advised or managed by a person that advises or manages any other Investors, (iv) does not have a formal or informal understanding or agreement with any Unrelated Potential Investor to make a coordinated purchase of Common Stock (except that under these Terms and Conditions the closing of the Investor’s purchase of the Acquired Common Stock will be simultaneous with the closing of purchases by Other Investors and the Investor’s obligation to purchase the Acquired Common Stock is conditioned on a minimum total amount being received from Investors for purchases of Common Stock), (v) does not have a formal or informal understanding or agreement with any Unrelated Potential Investor to act in concert for the purpose of exercising a controlling influence over the Company or any of its subsidiaries, including any understanding or agreement regarding the voting or sale of Common Stock, (vi) does not regularly participate as a member of a group consisting of substantially the same Unrelated Potential Investors in the purchase, in substantially the same proportions in which they are expected to purchase Common Stock under Investor Agreements, in banking ventures in the United States or Puerto Rico.
ARTICLE 3
ACTIONS PRIOR TO THE TRANSACTION
     3.1 Stockholder Approval. Unless the NYSE informs the Company that the NYSE rules (including Rule 312.03 of the listed company rules) do not require (whether because the NYSE requirement has been satisfied by prior stockholder approvals, or because of an exception, a waiver or otherwise) approval by the Company’s stockholders of the transactions that are the subject of the Investor Agreements (including the Investor’s Subscription Agreement), within 20 days after the date of the Investor’s Subscription Agreement, the Company will file with the SEC a preliminary proxy statement relating to a stockholders meeting at which the Company’s stockholders will be asked to approve the transactions that are the subject of the Investor Agreements. The Company will include in the proxy statement the recommendation of its Board of Directors that the Company’s stockholders vote to approve the transactions that are the subject of the Investor Agreements, unless, and solely to the extent, the Board determines, after consultation with counsel, that in the exercise of its fiduciary duties it should withdraw or modify that recommendation. A withdrawal or modification of the recommendation of the Board shall not affect the obligations of the Company to hold the meeting of the Company’s stockholders contemplated by this Agreement. The Company will, to the extent it is not unreasonable for it to do so, resolve and comply with all comments of the staff of the SEC promptly, and cause the proxy statement to be filed in definitive form and distributed to the Company’s stockholders as promptly as practicable and in any event within five Business Days, after the Company is informed by the staff of the SEC that they have no further comments with regard to the proxy statement, either by mail or by notice of internet access. The Company will cause the stockholders meeting to which the proxy statement relates and at which the Company’s stockholders will be asked to approve the transactions that are the subject of the Investor Agreements to be held as promptly as practicable and no more than 40 days after the Company distributes the proxy statement to its stockholders.
     3.2 HSR Act Filings.
          (a) The purchase of the Acquired Common Stock by the Investor as contemplated by the Investor’s Subscription Agreement (either alone or together with the purchases of Common Stock by Other Investors under Investor Agreements) qualifies for an exemption from the reporting or waiting period requirements of the HSR Act under Section 7A(c) of the HSR Act. If it is necessary for the Investor and the Company to make filings with one or both of the Federal Trade Commission and the Department of Justice in order to satisfy the requirements of that exemption or for an exemption from any other applicable antitrust laws with regard to the transactions that are the subject of the Investor’s Subscription Agreement, the Investor and the Company will each make those filings as promptly as practicable and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to ensure the transaction qualifies for the exemption under the HSR Act and any other applicable antitrust laws. Each of the Investor and the Company will each provide information and cooperate in all other respects to assist the other of them in ensuring that the transaction qualifies for the exemption under the HSR Act and any other applicable antitrust laws.
          (b) If it is determined by any Governmental Agency that a filing with regard to the transactions that are the subject of the Investor’s Subscription Agreement is required under the HSR Act (notwithstanding the belief of the Company and the Investor that those transactions are exempt from the reporting and waiting period requirements of the HSR Act) or any other antitrust or competition laws of any jurisdiction, each of the Investor and the Company will provide information and cooperate in all other respects to assist the other of them in making the filing required under the HSR Act or other antitrust or competition law. The Company will pay the filing fee that is required with regard to any filing required under the HSR Act or any other antitrust or competition law.
     3.3 Listing of Shares. Promptly after the date of the Investor’s Subscription Agreement, the Company will file an application with the NYSE to list the shares of Common Stock that it will be issuing under the Investor’s Subscription Agreement and the other Investor Agreements and the Company will use its best commercially reasonable efforts to cause those shares to be authorized for listing upon notice of issuance.
     3.4 Change of Bank Control Act and Bank Holding Company Act. If the Investor is required to file a written notice with the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended (the “CBCA”) with respect to the Investor’s proposed purchase of Acquired Common Stock, it will file that notice within 20 Business Days after the date of the Investor’s Subscription Agreement and will use its best commercially reasonable efforts, including providing all information reasonably requested by the Federal Reserve Board and entering into customary passivity commitments, to obtain as promptly as practicable a written confirmation from the Federal Reserve Board to the effect that the Investor’s purchase of the Acquired Common Stock and the consummation of the transactions that are the subject of the Investor’s Subscription Agreement will not result in the Investor or any of its affiliates being in control of the Company or of FirstBank for purposes of the Bank Holding Company Act or the Federal Reserve Board’s Regulation Y, or otherwise being subject to regulation as a bank holding company under that Act. The Company will cooperate with the Investor in all reasonable respects with regard to the Investor’s efforts to obtain such confirmation from the Federal Reserve Board. If the Federal Reserve Board requires revisions to the structure of the transactions that are the subject of the Investor’s Subscription Agreement before it will give such confirmation, the Company and the Investor will cooperate to make the necessary revisions, provided that neither the Company nor the Investor will be required to revise the structure of those transactions in a way that will require an amendment of any other Investor Agreement or that will impose a “Materially Burdensome Regulatory Condition ”, defined as any condition, restriction or limitation (other than passivity commitments or other conditions, restrictions or limitations that are customary for similarly situated investments, but including, for the avoidance of doubt, any modification, alteration, deletion or other change to the terms and conditions of the Investor Agreements that differs from those agreed by and among the parties), arising pursuant to any notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, that when used in reference to the Investor’s or the Company’s obligations under the Investor’s Subscription Agreement (including these Terms and Conditions) or a condition to an Investor’s or the Company’s obligations under the Investor’s Subscription Agreement (including these Terms and Conditions) is, in the good faith reasonable judgment of such Investor or the Company, as the case may be, materially burdensome on, or would materially reduce the economic benefits of the transactions contemplated by the Investor’s Subscription Agreement to, such Investor or the Company.
     3.5 Notice of Adverse Occurrences. The Company shall promptly provide the Investor with written notice of the occurrence of any circumstance, change, effect, event, fact or development occurring between the date hereof and the Closing Date and relating to the Company or any of the Company’s Subsidiaries of which the Company has knowledge and which (a) causes any representation and warranty in Section 2.1 to cease to be correct, (b) could give rise to a Material Adverse Change in the financial condition, results of operations, business or prospects of the Company and the Company’s Subsidiaries taken as a whole, or (c) has, or in the Company’s reasonable judgment could give rise to, a Company Material Adverse Effect.
     3.6 Reasonable Best Efforts.
          (a) Subject to the terms and conditions of the Investor’s Subscription Agreement, the Company and the Investor will use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions, to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by the Investor’s Subscription Agreement (including these Terms and Conditions), including causing the satisfaction and fulfillment of all the conditions set forth in Article 4. Without limiting the foregoing, the Company shall use its reasonable best efforts, in order to cause the condition set forth in Section 4.2(h) to be fulfilled at the Closing, to cause the conversion of the Series G Preferred Stock to take place at the Closing or as promptly as practicable after the Closing, and if the conversion will not occur until after the Closing, to obtain from all the holders of the Series G Preferred Stock written assurances at or before the Closing that on the Closing Date, effective immediately after (but subject to) the completion of the sales of Common Stock contemplated by the Investor’s Subscription Agreement and the other Investor Agreements, the Company will have the right to cause all the shares of Series G Preferred Stock to be converted into Common Stock.
          (b) Notwithstanding anything in Section 3.6(a) or elsewhere in the Investor’s Subscription Agreement, if any Governmental Entity requires disclosure of the identities of limited partners, shareholders or members (other than the managing member) of the Investor or any of its affiliates or investment advisors, or other confidential proprietary information of the Investor or any of its affiliates or investment advisers, and the Investor is not able with reasonable effort to persuade the Governmental Entity to accept only the information that the Investor typically provides to Governmental Entities under policies of the Investor and its affiliates (including policies regarding confidential treatment of the information that is provided) that the Investor and its affiliates consistently apply, the Investor may refuse to provide that information, but if it does so and the Company reasonably determines that there is a significant possibility that the Investor’s failure to provide that information will prevent, or materially delay, the Governmental Entity’s giving a required consent or approval, the Company will have the option to terminate the Investor’s Subscription Agreement.
     3.7 Confidentiality.
          (a) Each party to the Investor’s Subscription Agreement shall hold, and shall cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to the Investor’s Subscription Agreement (including these Terms and Conditions) (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities
          (b) If, through the exercise of its rights under the Investor’s Subscription Agreement, the Investor obtains material non-public information about the Company, the Investor will comply with all applicable provisions of law relating to trading on the basis of material non-public information, including SEC Rule 10b5-1. The Company will not provide the Investor with information that the Company believes to constitute material non-public information about the Company, other than at the request, or with the consent, of the Investor.
     3.8 Conduct of the Business. Prior to the earlier of the Closing Date and the termination of the Investor’s Subscription Agreement pursuant to Article 8, the Company shall, and shall cause each of the Company Subsidiaries to, (a) use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and its subsidiaries’ business (including its organization, assets, properties, goodwill and insurance coverage) and preserve business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided, that nothing in this Section 3.8 shall limit or require any actions that the Board of

Directors may, in good faith, determine to be inconsistent with, or reasonably likely to be necessary to enable the Company and the Company Subsidiaries to be able to comply with, their duties or the Company’s obligations under applicable law or imposed by any Governmental Entity. Without limiting the foregoing, during the period from the date of the Investor’s Subscription Agreement until the Closing Date, except to the extent approved by Investors who have agreed to purchase a majority of all the Common Stock to which the Investor Agreements relate (“Majority Investors”), the Company shall and shall cause the Company Subsidiaries to, not take any of the following actions: (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its subsidiaries, other than as required by any Company Benefit Plans; (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its subsidiaries, other than (x) as required by any Company Benefit Plans or (y) increases in employee salaries, or bonus awards, made in the ordinary course consistent with past practice, that do not in aggregate exceed 5% of current aggregate employee salaries; (iii) establish, adopt, amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, except that the Company expects to inform employees that it intends to adopt new equity incentive plans or amend existing equity incentive plans, in each case, after the Closing Date, so that the Company will be able to make equity based awards to employees with regard to up to 4% of the shares of Common Stock that will be outstanding after the Closing and the conversion of the Series G Preferred Stock into Common Stock; (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (vi) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries. (vii) amend its articles of incorporation or bylaws, except to the extent, if any, required to implement provisions of Investor Agreements; (viii) except as contemplated or permitted by the Investor’s Subscription Agreement or required by Company Benefit Plans, issue, deliver, sell, pledge or otherwise encumber or subject to any lien, security interest or other encumbrance any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, of the Company or any of the Company Subsidiaries; (ix) amend, modify or waive any material term of any outstanding security of the Company or any of the Company Subsidiaries; (x) make or change any Tax election or adopt or change any material Tax practice or policy (unless required by applicable law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP); (xi) except as expressly contemplated in the applicable organizational documents, adjust, split, combine or reclassify any of the Company’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; (xii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or securities (other than pursuant to any Company Benefit Plan or in connection with the Company’s possible issuance of up to 8,000,000 shares of Common Stock in exchange for shares of the Company’s Series A through E preferred stock); or (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.
     3.9 Most Favored Terms If the Acquired Common Stock will be after the Closing and the issuance of Common Stock on conversion of the Series G Preferred Stock into Common Stock 5% or more of the Company’s outstanding Common Stock, the Company will not enter into any Subscription Agreement, or amend (directly or by entering into a side letter) any Subscription Agreement with any Other Investor that will not be acquiring a greater number of shares of Common Stock than the number being acquired under Investor Agreements by the Investor and its affiliates that is in any material respect more favorable to the Other Investor that is a party to that Subscription Agreement than the Investor’s Subscription Agreement is to the Investor, unless the Company modifies the Investor’s Subscription Agreement so that it provides the Investor with the same rights and benefits that are provided to the Other Investor under the Investor Agreement to which it is a party (or the Company offers to modify the Investor’s Subscription Agreement in that manner but the Investor refuses to agree to such modification). Under no circumstances will the Company reduce the price per share of Common Stock that any Other Investor will be paying below the Per Share Price under the Investor’s Subscription Agreement unless the Company reduces the Per Share Price being paid by the Investor to the lowest price per share of Common Stock being paid by any Investor.
ARTICLE 4
CONDITONS PRECEDENT TO TRANSACTION
     4.1 Conditions to the Company’s Obligations. The obligations of the Company to complete the transactions that are the subject of the Investor’s Subscription Agreement are subject to satisfaction of the following conditions (any or all of which may be waived by the Company):
          (a) (i) The representations and warranties of the Investor contained in Section 2.2(a) and Section 2.2(b) will be true and correct in all material respects as of the Closing Date with the same effect as though made on such date (except that any representation and warranty that relates to a specified date or a specified time period need only to have been true and correct with regard to the specified date or time period) and (ii) all other representations and warranties of the Investor contained in the Investor’s Subscription Agreement, including these Terms and Conditions, will be true and correct as of the Closing Date (without giving effect to any “material” or “materiality” qualifications contained in such representations and warranties) with the same effect as though made on such date (except that any representation and warranty that relates to a specified date or a specified time period need only to have been true and correct with regard to the specified date or time period), except, in the case of this clause (ii) only, to the extent the failure of any such representations or warranties to be true and correct would not, individually or in the aggregate, prevent or materially delay the ability of the Investor to perform its obligations under the Investor’s Subscription Agreement and to consummate the transactions contemplated thereby.
          (b) The Investor will have fulfilled in all material respects all its obligations under the Investor’s Subscription Agreement required to have been fulfilled on or before the Closing Date.
          (c) No provision of any applicable law or regulation shall exist and no order, decree, injunction or judgment will have been entered by any Governmental Entity and be in force that invalidates the Investor’s Subscription Agreement or restrains the Company from completing the transactions that are the subject of the Investor’s Subscription Agreement or some or all of the other Investor Agreements and no actions or proceedings relating to the transactions that are the subject of Investor Agreements will be pending against the Company or any of the Company Subsidiaries that, if decided against the Company or any of the Company Subsidiaries, would materially affect the operations of the Company and the Company Subsidiaries taken as a whole or would reasonably be expected to require the

Company or any of the Company Subsidiaries to pay damages in an amount that would have a Company Material Adverse Effect.
          (d) The Company’s stockholders will have given the approval of the issuances of Common Stock contemplated by the Investor Agreements that are required by NYSE listed company Rule 312.03, or the NYSE will have informed the Company that it is not required to obtain that stockholder approval (whether because the NYSE requirement has been satisfied by prior stockholder approvals, or because of an exception, a waiver or otherwise).
          (e) All approvals of the Federal Reserve Board, the FDIC, the OCFI and all other Governmental Entities, including those with authority to regulate banking or insurance, that are required to be obtained before the sales of Common Stock contemplated by the Investor Agreements can be completed will have been obtained.
          (f) The shares of Common Stock that will be issued under Investor Agreements will have been authorized for listing on the NYSE.
          (g) All the shares of Series G Preferred Stock will have been converted into the number of shares of Common Stock determined in accordance with the Certificate of Designations relating to the Series G Preferred Stock as in effect on the date of the Investor’s Subscription Agreement, or all the holders of Series G Stock will have given written assurances that on the Closing Date, effective immediately after (but subject to) the completion of the sales of Common Stock contemplated by the Investor’s Subscription Agreement and the other Investor Agreements, the Company will have the right to cause all the shares of Series G Preferred Stock to be converted into Common Stock.
     4.2 Conditions to the Investor’s Obligations. The obligations of the Investor to complete the transactions that are the subject of the Investor’s Subscription Agreement are subject to satisfaction of the following conditions (any or all of which may be waived by the Investor, and which will be deemed waived by the Investor under the circumstances described in Section 4.3):
          (a) (i) The representations and warranties of the Company contained in Section 2.1(h) will be true and correct in all respects as of the Closing Date with the same effect as though made on such date (except for such inaccuracies as are de minimis relative to Section 2.1(h) taken as a whole); (ii) the representations and warranties of the Company contained in Section 2.1(a) (with respect to the Company and its Significant Subsidiaries) and Section 2.1(c) will be true and correct in all material respects as of the Closing Date with the same effect as though made on such date (except that any representation and warranty that relates to a specified date or a specified time period need only to have been true and correct with regard to the specified date or time period); and (iii) all other representations and warranties of the Company contained in the Investor’s Subscription Agreement, including these Terms and Conditions, will be true and correct as of the Closing Date (without giving effect to any “material” or “materiality” qualifications contained in such representations and warranties) with the same effect as though made on such date (except that any representation and warranty that relates to a specified date or a specified time period need only to have been true and correct with regard to the specified date or time period), except, in the case of this clause (iii) only, to the extent the failure of any such representations or warranties to be true and correct would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

          (b) The Company will have fulfilled in all material respects all its obligations under the Investor’s Subscription Agreement, including these Terms and Conditions, required to have been fulfilled on or before the Closing Date.
          (c) No provision of any applicable law or regulation shall exist and no order, decree, injunction or judgment will have been entered by any Governmental Entity and be in force that invalidates the Investor’s Subscription Agreement or restrains the Investor from completing the transactions that are the subject of the Investor’s Subscription Agreement and no actions or proceedings will be pending against the Investor or the Company or any of the Company Subsidiaries that, if decided against the Investor or the Company or any of the Company Subsidiaries, could require the Investor to pay damages that would be material to the Investor, would impose a Materially Burdensome Regulatory Condition or could reasonably be expected to have a Company Material Adverse Effect.
          (d) Between the date of the Investor’s Subscription Agreement and the Closing Date, there will not have been a Material Adverse Change in the financial condition, results of operations, business or prospects of the Company and the Company Subsidiaries taken as a whole and nothing will have occurred that has had or is likely to have a Company Material Adverse Effect.
          (e) The Company’s stockholders will have given the approval of the issuance of Common Stock contemplated by the Investor Agreements that are required by NYSE listed company Rule 312.03, or the NYSE will have informed the Company that it is not required to obtain that stockholder approval (whether because the NYSE requirement has been satisfied by prior stockholder approvals, or because of an exception, a waiver or otherwise).
          (f) The shares of Common Stock that will be issued under Investor Agreements will have been authorized for listing on the NYSE.
          (g) The Company will receive gross proceeds on or before the Closing Date from sales of Common Stock under Investor Agreements (including the Investor’s Subscription Agreement) totaling at least $500 million
          (h) All the outstanding shares of Series G Preferred Stock will have been converted into an aggregate of not more than the number of shares of Common Stock calculated as provided in the Certificate of Designations relating to the Series G Preferred Stock as in effect on the date of this Agreement, or all the holders of Series G Stock will have given written assurances that on the Closing Date, effective immediately after (but subject to) the completion of the sales of Common Stock contemplated by the Investor’s Subscription Agreement and the other Investor Agreements, the Company will have the right to cause all the shares of Series G Preferred Stock to be converted into Common Stock and the Company shall have delivered notice to the holders of the Series G Preferred Stock of such conversion and done all things necessary to cause such conversion to occur immediately after (but subject to) the completion of the sales of Common stock contemplated by the Investor’s Subscription Agreement and the other Investor Agreements.
          (i) The Acquired Common Stock will not constitute more than 9.9% of the shares of Common Stock that will be outstanding after the Closing and after conversion of the Series G Preferred Stock into Common Stock.

          (j) All approvals of the Federal Reserve Board, the FDIC, the OCFI and all other Governmental Entities, including those with authority to regulate banking or insurance, that are required to be obtained before the sales of Common Stock contemplated by the Investor Agreements can be completed will have been obtained and no such approval shall impose or contain any Materially Burdensome Regulatory Condition.
          (k) The Company shall not have received any notification from any of the FDIC, the Federal Reserve Board and the OCFI to the effect that the capital of the Company or of FirstBank is insufficient to meet any applicable minimum capital requirement imposed by statute, regulation or Governmental Entity, including any requirements as to the capitalization of FirstBank contained in or arising out of the FDIC Consent Order and the OCFI Order or as to the capitalization of the Company contained in or arising out of the Federal Reserve Agreement, and any capital plan approved in connection therewith and in effect. and the Company or FirstBank, as the case may be, or to the effect that the Company will not be permitted to make acquisitions and to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a Materially Burdensome Regulatory Condition.
          (l) The private letter ruling dated May 6, 2011, received by FirstBank from the Puerto Rico Department of the Treasury, a true and correct copy of which has been provided to the Investor (the “Ruling”), to the effect that the issuance of Common Stock to the Investor and the Other Investors as contemplated by the Investor Agreements will not reduce or limit the extent to which FirstBank can apply losses incurred in 2010 or prior years to reduce income taxes FirstBank would be required to pay to the Commonwealth of Puerto Rico in 2011 or any subsequent year or years shall continue to be in full force and effect and not amended or modified in any respect.
          (m) The consummation of the transactions contemplated by the Investor Agreements and the conversion of the Series G Preferred Stock will not cause the Company or any Company Subsidiary to be required by GAAP to establish a new cost basis for its assets through the application of push down accounting or otherwise.
          (n) In the event FirstBank’s Puerto Rico income tax returns have been filed prior to the Closing Date, the net operating loss carryforward of FirstBank as of December 31, 2010 as a result of losses that are reflected on such income tax returns (at least some of which are or will be subject to audit) will be at least $550,000,000.
          (o) As of the Closing Date, FirstBank shall have at least $3,475,000,000 in core deposits (including, money market, demand, checking, savings and transactional accounts and excluding secured governmental deposits and certificates of deposits) and at least $1,825,000,000 in certificates of deposits, excluding governmental and brokered deposits.
          (p) On the Closing Date, taking into account the transactions contemplated by the Investor Agreements and assuming the full conversion of the Series G Preferred Stock, the Company’s Tier 1 leverage ratio shall be no lower than 10.75%.
          (q) The Company shall not be in default under repurchase agreements (so-called repos) or agreements for borrowed money under which the Company has payment obligations totaling more than $25 million.

     4.3 Waiver of Conditions to Investor’s Obligations. If investors that have signed Investor Agreements obligating them to purchase in total 75% of all the shares of Common Stock that investors have agreed to purchase under all the Investor Agreements that are in effect on the Closing Date (including the Investor’s Subscription Agreement) waive any condition with regard to all the Investor Agreements (including the condition in the Principal Investor Agreements that is substantially the same as the condition in the Subscription Agreements), other than a condition in paragraph (b), (c) (other than the condition in paragraph (c) relating to actions or proceedings against the Company or any of the Company Subsidiaries that, if decided against the Company or any of the Company Subsidiaries, would impose a Materially Burdensome Regulatory Condition or could reasonably be expected to have a Company Material Adverse Effect), (e), (f), (g), (h) or (i) in Section 4.2 of the Investor’s Subscription Agreement, the Investor will be deemed to have waived that condition even if the Investor does not itself waive it. A condition in Section 4.2(b), (c) (other than the condition in paragraph (c) relating to actions or proceedings against the Company or any of the Company Subsidiaries that, if decided against the Company or any of the Company Subsidiaries, would impose a Materially Burdensome Regulatory Condition or could reasonably be expected to have a Company Material Adverse Effect), (e), (f), (g), (h) or (i) may be waived as to the Investor only by the Investor.
     4.4 Limited Effect of Failure of Condition. The failure of the condition in Section 4.2(b), (c) or (i) with regard to an Investor will affect only the obligations of that Investor, and will not affect the obligations of any other Investor.
ARTICLE 5
ADDITIONAL AGREEEMENTS
     5.1 Company Obligation Regarding Adequate Public Information. Until such time as the Investor no longer owns any Registrable Securities, the Company will:
          (a) File in a timely manner all reports it is required to file under Section 13 of the Exchange Act, except that failure to file a report on Form 8-K will not be a breach of the Investor’s Subscription Agreement.
          (b) Do all things, in addition to filing required reports under Section 13 of the Exchange Act, that are necessary so that adequate public information, as defined in Rule 144(c) under the Securities Act, is available at all times.
          (c) Upon request, furnish to the Investor a written statement as to the Company’s compliance with the reporting conditions of Rule 144 under the Securities Act, and a copy of the most recent annual or quarterly report of the Company (which may be a Report on Form 10-K or 10-Q); and such other reports and documents as the Investor may reasonably request in order to meet the requirements of any rule that would allow the Investor to sell Registrable Securities without registration under the Securities Act.
     5.2 Efforts to Maintain Listing. From the Closing Date until such time as the Investor no longer owns any Registrable Securities, the Company will use its reasonable best efforts to cause the Common Stock to be listed on either the New York Stock Exchange or the Nasdaq Global Market (or a successor to one of those exchanges).

     5.3 Additional Regulatory Matters
     (i) The Company shall not, without the consent of the Investor, take any action (including, but not limited to, any redemption, repurchase or recapitalization of Common Stock, of securities or rights, options, or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock) that, based on the advice of counsel, could cause the Acquired Common Stock together with any Common Stock that is being sold to affiliates of the Investor under Other Investor Agreements to constitute in total more than 9.9% of the Common Stock that will be outstanding immediately after the Closing and the issuance of Common Stock on conversion of the Series G Preferred Stock into Common Stock (unless the Investor and its affiliates are subscribing to purchase more than that percentage of the Common Stock that will be outstanding) or otherwise cause the Investor and its affiliates to be deemed to become, or to “control”, a “bank holding company” with respect to the Company and its affiliates within the meaning of the Bank Holding Company Act, or that will require a filing that would not otherwise be required under the Change in Bank Control Act, including the rules and regulations promulgated under either of those Acts (or any successor provisions).
     (ii) Neither the Company nor the Investor shall take or permit to be taken any action that would cause any subsidiary of the Company to become a “commonly controlled insured depository institution” (as that term is defined for purposes of 12 U.S.C. §1815(e), as may be amended or supplemented from time to time, or any successor provision) with respect to any institution that is not a direct or indirect subsidiary of the Company.
     (iii) The Company shall not take, or permit to be taken, any action that would reasonably be expected to cause the Investor to be subject to or bound by the FDIC’s Policy Statement on Qualifications for Failed Bank Acquisitions, as it may be amended or supplemented from time to time, except with the prior written consent of the Investor.
     (iv) In the event that any party to the Investor’s Subscription Agreement breaches its obligations under this Section 5.3 or believes that it is reasonably likely to breach such obligations, it shall immediately notify the other parties and shall cooperate in good faith with such other parties to modify ownership or other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.
     (v) The Company shall, and shall cause FirstBank to, take all necessary and appropriate actions within their commercially reasonable control to ensure the continuing application of the Ruling.
ARTICLE 6
SALE RESTRICTIONS
     6.1 Restrictions on Sales of Acquired Common Stock. The Investor will not sell or otherwise transfer any of the Acquired Common Stock, except as follows:
          (a) The Investor may at any time transfer Acquired Common Stock to an entity that is an affiliate of the Investor, as the term “affiliate” is defined in the Securities Act, or to a general or limited partner of the Investor, but only if prior to the transfer, the affiliate or the general or limited partner delivers to the Company a written agreement to be bound by this Section 6.1 to the same extent as the Investor.
          (b) The Investor may sell Acquired Common Stock in transactions that are registered under the Securities Act.
          (c) The Investor may sell Acquired Common Stock in transactions that are not subject to the registration requirements of the Securities Act by reason of Rule 144 under the Securities Act.
          (d) If Rule 144A under the Securities Act makes it possible for sales of Acquired Common Stock to be exempt under that Rule from the registration requirements of the Securities Act, the Investor may sell Acquired Common Stock to one or more purchasers, each of which is a qualified institutional buyer, as that term is defined in Rule 144A, in transactions that satisfy all the conditions in Rule 144A(d), but only if prior to each sale, the purchaser delivers to the Company an agreement to be bound by this Section 6.1 to the same extent as the Investor.
          (e) The Investor may sell Acquired Common Stock in transactions that constitute “offshore transactions,” as that term is defined in Rule 902 under the Securities Act.
          (f) The Investor may sell or transfer Acquired Common Stock as part of a merger of the Investor with another entity or in connection with a sale of all or substantially all of the Investor’s assets to the person to whom the Investor transfers the Acquired Common Stock, but only if prior to the merger or sale, the entity that will survive the merger or the purchaser of all or substantially all of the Investor’s assets delivers to the Company an agreement to be bound by this Section 6.1 to the same extent as the Investor.
          (g) The Investor may sell Acquired Common Stock in a transaction that is exempt from the registration requirements of the Securities Act for a reason other than one described in a previous paragraph of this Section, but only if prior to each such sale, the purchaser delivers to the Company a written agreement to be bound by this Section 6.1 to the same extent as the Investor.
ARTICLE 7
SECURITIES ACT REGISTRATION
     7.1 Obligation to Register Acquired Common Stock.
          (a) As promptly as practicable, and in any event not later than 90 days after the Closing Date, the Company will file with the SEC a shelf registration statement (the “Shelf Registration Statement”) under SEC Rule 415 relating to sales of Registrable Securities by the Investor and other holders of Registrable Securities. If the Shelf Registration Statement can be filed as an automatic shelf registration statement, the Company will file it as an automatic shelf registration statement. If the Shelf Registration Statement cannot be filed as an automatic shelf registration statement, the Company will file it on Form S-3, or if the Shelf Registration Statement cannot be filed on Form S-3, the Company will file it on Form S-1 or such other form as is applicable. The Company may, instead of filing a separate registration statement relating to the Registrable Securities, register the Registrable Securities by filing a prospectus supplement to an existing automatic shelf registration statement or by otherwise designating an existing shelf registration statement to cover the Registrable Securities. The Company will use its reasonable best efforts to cause the Shelf Registration Statement to become effective as promptly as practicable (or, if it is an automatic shelf registration statement, to cause it to be effective when it is filed) and to keep the Shelf Registration Statement continuously effective and available for resales of Registrable Securities until such time as the Investor no longer owns any Registrable Securities (including by refiling the Shelf Registration Statement, or filing a new Shelf Registration Statement, if the initial Shelf Registration Statement expires).
          (b) The term “Registrable Securities” means shares of Common Stock that are issued under Investor Agreements (including the Investor’s Subscription Agreement), except that shares of Common Stock will cease to be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they may be sold pursuant to Rule 144 without limitation on volume or manner of sale, (iii) they cease to be outstanding or (iv) they have been sold in a private transaction in which the transferor’s rights under this Section 7.1 are not assigned to the Investor.
          (c) If the Investor notifies the Company that it, individually or together with Other Investors, intends to distribute Registrable Securities by means of an underwritten offering, and that the aggregate public offering price of the shares that will be the subject of the underwritten offering is estimated to be at least $25,000,000, the Company will take all reasonable steps to facilitate that distribution, including the actions described in Section 7.1(e). However, the Company will not be required to file or supplement a registration statement (i) with respect to any Registrable Securities that cannot be sold under a registration statement as a result of the transfer restrictions set forth in Article 6; (ii) with respect to securities that are not Registrable Securities; or (iii) if after receiving a request for registration of an underwritten distribution of Registrable Securities from the Investor, the Company notifies the Investor and any other holders of Registrable Securities who joined in the request that in the good faith judgment of the Company’s Board of Directors, it would be materially detrimental to the Company or its stockholders for a registration to be effected at the particular time, in which event the Company may defer filing a registration statement, a post-effective amendment or a prospectus supplement relating to the underwritten distribution of Registrable Securities for up to 90 days after receipt of the request for registration; provided, that the Company may not exercise the right to defer filing a registration statement, a post-effective amendment or a prospectus supplement relating to an underwritten distribution more than twice in any 12-month period or for an aggregate of more than 180 days in any 12-month period.
          (d) The Company will bear all expenses of preparing and filing the Shelf Registration Statement and all other expenses of fulfilling its obligations under this Article 7. However, the Company will not pay any commissions, underwriting discounts or other expenses related to the Investor’s sale of Common Stock, and the Investor will be responsible for paying all those expenses.
          (e) Whenever the Company is required to effect the registration of any Registrable Securities, or facilitate the distribution of Registrable Securities in an underwritten offering, the Company will, as expeditiously as reasonably practicable:
      (i) Prepare and file with the SEC a registration statement, or a post-effective amendment or prospectus supplement with regard to an already effective registration statement, relating to the offering and sale of the Registrable Securities and keep that registration statement effective or that prospectus supplement current until the Registrable Securities to which it relates no longer are Registrable Securities or the underwritten distribution has been completed or abandoned.

     (ii) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement relating to the underwritten distribution of Registrable Securities as may be necessary to comply with the Securities Act with respect to the distribution of the Registrable Securities to which the registration statement or the prospectus supplement relates.
     (iii) Furnish to each holder of the Registrable Securities to which the registration statement or prospectus supplement relates and to the underwriters of any underwritten offering of those Registrable Securities at least one copy of the registration statement (including exhibits) and each amendment to it, and as many copies of the prospectus included in that registration statement and any amendments or supplements to it, as each holder or underwriter may reasonably request, and any other documents that they may reasonably request in order to facilitate the disposition of Registrable Securities they own or are distributing.
     (iv) Use its reasonable best efforts to register and qualify the Registrable Securities that are the subject of the registration statement or prospectus supplement under the securities or Blue Sky laws of such, if any, jurisdictions as may reasonably be requested by any holder or managing underwriter, and to keep that registration or qualification in effect for as long as required by applicable law, and take any other reasonable action that may be necessary or appropriate to enable the holders to dispose of the Registrable Securities that are the subject of the registration or qualification, provided that the Company will not be required to qualify to do business or to file a general consent to service of process in any jurisdiction.
     (v) At any time when holders of Registrable Securities are required to deliver prospectuses in connection with sales of Registrable Securities, notify each holder of Registrable Securities of the happening of any event as a result of which the applicable prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.
          (f) The Company will give written notice to the Investor (to the extent doing so would not give the Investor material non-public information about the Company):
     (i) When any registration statement filed pursuant to this Section 7.1 or any amendment to such a registration statement is filed with the SEC and when any such registration statement or any post-effective amendment to such a registration statement becomes effective;
     (ii) Of any request by the SEC for an amendment or supplement to any registration statement filed pursuant to this Section 7.1 that relates to Registrable Securities owned by the Investor or the prospectus included in any such registration statement;
     (iii) Of the issuance by the SEC of a stop order suspending the effectiveness of any registration statement filed pursuant to this Section 7.1 that relates to Registrable Securities owned by the Investor or the initiation by the SEC of a proceeding for that purpose;

     (iv) Of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction in which Registrable Securities owned by Investors are registered or qualified or the initiation of any proceeding for that purpose;
     (v) Of the happening of any event that requires the Company to make changes in any effective registration statement that relates to Registrable Securities owned by the Investor or the prospectus included in any such registration statement or a supplement to it in order to make the statements therein not misleading (which notice will be accompanied by an instruction to suspend the use of the prospectus or prospectus supplement until the requisite changes have been made); and
     (vi) If at any time the representations and warranties of the Company contained in any underwriting agreement relating to an underwritten distribution that includes Registrable Securities owned by the Investor cease to be true and correct in all material respects.
          (g) The Company will use its reasonable best efforts to prevent the issuance, or obtain the withdrawal, as promptly as practicable, of any order suspending the effectiveness of any registration statement relating to Registrable Securities owned by the Investor.
          (h) If anything occurs that causes a registration statement, a prospectus or a prospectus supplement relating to a sale of Registrable Securities to contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly prepare a post-effective amendment to the registration statement or a supplement to the prospectus or prospectus supplement so that the registration statement, prospectus or prospectus supplement no longer will contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading . If the Company notifies the Investor to suspend the use of a prospectus or prospectus supplement until required changes have been made, the Investor will (and will cause any underwriter of a distribution of Registrable Securities owned by the Investor to) suspend use of that prospectus or prospectus supplement and use its reasonable best efforts to obtain the return of any copies of the prospectus or prospectus supplement that the Investor (or the underwriters) have given to prospective purchasers of Registrable Securities.
          (i) The Company will use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any transfer of Registrable Securities in a transaction that is registered under the Securities Act as contemplated by this Section 7.1.
          (j) If the Investor and other holders of Registrable Securities notify the Company that they intend to distribute Registrable Securities by means of an underwritten offering, and that the aggregate public offering price of the underwritten offering is estimated to be at least $25,000,000, the Company will enter into an underwriting agreement in customary form, and take all other actions that are reasonably requested by the managing underwriter, if any, to facilitate the underwritten disposition of the Registrable Securities, including (i) making members of management and executives of the Company available to participate in a “road show” and similar events, (ii) making representations and warranties to the selling stockholders and the underwriters that are customarily made by issuers in connection with underwritten public offerings by selling stockholders, (iii) using its reasonable best efforts to obtain and furnish to the underwriters opinions of counsel to the Company regarding the matters customarily covered in opinions given in connection with underwritten public offerings by selling stockholders, (iv) using its reasonable best efforts to obtain and furnish to the underwriters “comfort letters” from the firm of independent registered public accountants that audits the Company’s financial statements (and, if necessary, any other independent registered public accountants that audited any financial statements included in the registration statement) and (v) delivering to the underwriters any other documents or certificates that the managing underwriter reasonably requests.
     7.2 Obligations of the Investor Regarding Registration.
          (a) The Investor will not use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with a sale of Registrable Securities without the prior written consent of the Company.
          (b) The Investor will, and will cause any underwriters of an underwritten offering of Registrable Securities owned by the Investor to, furnish to the Company all information regarding itself, the Registrable Securities that the Investor and any other selling stockholders hold, and the intended method of disposition of those Registrable Securities as the Company may reasonably request for inclusion in a registration statement, prospectus or prospectus supplement required by this Article 7. The Company will not describe the Investor as an “underwriter” in any registration statement, prospectus or prospectus supplement without the prior written consent of the Investor, provided that if the staff of the SEC requests that the Investor be described as an “underwriter,” and the Investor does not consent to being described as an underwriter, the Investor will not be eligible to include Registrable Securities it owns in the applicable registration statement.
     7.3 Indemnification Regarding Disclosures.
          (a) The Company agrees to indemnify the Investor and the Investor’s officers, directors, employees, agents, representatives and affiliates, and each person, if any, that controls the Investor within the meaning of the Securities Act (each, an “Indemnitee”), against any and all losses, liabilities and expenses (including reasonable fees and expenses of attorneys and other professionals) arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, prospectus or prospectus supplement that includes Registrable Securities owned by the Investor, or any amendments or supplements to any of them or any documents incorporated by reference in any of them or contained in any free writing prospectus prepared by the Company or authorized by it in writing for use by the Investor; or any omission or alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company will not be liable to any Indemnitee to the extent that any loss, liability or expense results from (i) a claim relating to information provided by the Investor or an underwriter of an offering that includes Registrable Securities owned by the Investor for use in connection with the applicable registration statement, prospectus or prospectus supplement, or (ii) an offer or sale effected “by means of” (as defined in Rule 159A under the Securities Act) a “free writing prospectus” that was not prepared or authorized in writing by the Company.
          (b) If the indemnification provided for in Section 7.3(a) is not available to an Indemnitee with respect to any loss, liability or expenses referred to in that Section or is not sufficient to hold the Indemnitee harmless as contemplated in that Section, then the Company, in lieu of indemnifying that Indemnitee, will contribute to the amount paid or payable by that Indemnitee in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in the loss, liability or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, will be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the statement or omission. The Company and the Investor agree that it would not be just and equitable if contribution under this Section 7.3 were determined by pro rata allocation or by any other method of allocation that does not take account of those equitable considerations. No Indemnitee that is guilty of fraudulent misrepresentation (as that term is used with regard to Section 11(f) of the Securities Act) will be entitled to contribution from the Company if the Company was not guilty of fraudulent misrepresentation.
     7.4 Assignment of Registration Rights. The rights of the Investor to registration of Registrable Securities under this Article 7 may be assigned by the Investor to any transferee of Registrable Securities if (i) the Investor transfers to that transferee Registrable Securities with a market value at the time of transfer of at least $5,000,000 (or such lesser amount of Registrable Securities as is all the Registrable Securities that the Investor owns), (ii) the transfer is permitted under the terms of the Investor’s Subscription Agreement (including these Terms and Conditions)and (iii) the Investor or the transferee has furnished to the Company written notice of the name and address of the transferee and the number of Registrable Securities that were, or are being, transferred to the transferee.
     7.5 Suspension of Sales. If the Company proposes to sell securities in an underwritten public offering or an offering under SEC Rule 144A with an expected public offering price of at least $25,000,000, and a managing underwriter or lead initial purchaser of that offering tells the Company that failure to suspend significant sales of Registrable Securities could adversely affect the amount of securities the Company can sell or the price for which the Company can sell the securities, if the Investor owns more than 5% of the Common Stock that is outstanding at that time, the Investor will, at the request of the Company, suspend sales of Registrable Securities for a period not exceeding 90 days and, if the managing underwriter or lead initial investor requests that the Investor do so, enter into an agreement not to sell any Registrable Securities during that suspension period. The Investor will not be required to suspend sales in accordance with this Section more than twice in any twelve month period.
ARTICLE 8
TERMINATION
     8.1 Right to Terminate. The Investor’s Subscription Agreement may be terminated at any time prior to the earlier of the payment by the Investor of the Aggregate Purchase Price for the Acquired Common Stock, or the issuance of the Acquired Common Stock to the Investor, as described in Section 1.2:
          (a) By mutual consent of the Investor and the Company.
          (b) By either the Investor or the Company by July 31, 2011 if, by such date, the Company has not entered into Investor Agreements (including the Investor’s Subscription Agreement) relating to sales of Common Stock for at least $500 million (but the right to terminate the Investor’s Subscription Agreement pursuant to this Section 8.1(b) will end when the Company has entered into Investor Agreements (including the Investor’s Subscription Agreement) relating to sales of Common Stock for at least $500 million).
          (c) By either the Investor or the Company if the Closing Date shall not have occurred by December 31, 2011; provided, however, that a party shall not be entitled to terminate the Investor’s Subscription Agreement pursuant to this Section 8.1(c) if such party has breached any of its representations, warranties or obligations under the Investor’s Subscription Agreement (including each such party’s obligations under Section 3.6 or 3.7, as applicable) and such breach was a material reason for the failure of a condition set forth in Section 4.1 or 4.2, as applicable, to be fulfilled.
          (d) By either the Investor or the Company if either of them is informed by a Governmental Agency that an approval or other action by that Governmental Agency that is required to enable the sale of Common Stock contemplated by the Investor’s Subscription Agreement to take place will not be given or taken by that Governmental Agency.
          (e) By the Investor if any applicable law or regulation shall be in force or any final and non-appealable order, decree, injunction or judgment shall have been entered by any Governmental Entity that invalidates the Investor’s Subscription Agreement or prevents or restrains the Investor from completing the transactions that are the subject of the Investor’s Subscription Agreement.
          (f) By the Company if any applicable law or regulation shall be in force or any final and non-appealable order, decree, injunction or judgment shall have been entered by any Governmental Entity that invalidates the Investor’s Subscription Agreement or any of the other Investor Agreements.
          (g) By either the Investor or the Company if a stockholders meeting is held as contemplated by Section 3.1, and at that meeting, the Company’s stockholders vote on, but do not approve, the proposal to approve the transactions that are the subject of the Investor Agreements.
          (h) By the Company, at any time prior to the Closing, if (i) the Investor is in breach of its representations, warranties or covenants made by it in the Investor’s Subscription Agreement; (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty days following written notice of such breach from the Company and (iii) such breach, if uncured, would render any condition set forth in Section 4.1 incapable of being satisfied.
          (i) By the Investor, at any time prior to the Closing, if (i) the Company is in breach of its representations, warranties or covenants made by it ion the Investor’s Subscription Agreement; (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty days following written notice of such breach from the Investor and (iii) such breach, if uncured, would render any condition set forth in Section 4.2 incapable of being satisfied.
     8.2 Manner of Terminating Agreement. If at any time the Investor or the Company has the right under Section 8.1 to terminate the Investor’s Subscription Agreement, it can terminate the Investor’s Subscription Agreement by a notice to the other of them that it is terminating the Investor’s Subscription Agreement at a time specified in the notice (which may be the time the notice is given).
     8.3 Effect of Termination. If the Investor’s Subscription Agreement is terminated pursuant to this Article 8, after the Investor’s Subscription Agreement is terminated, neither the Investor nor the Company will have any further rights or obligations under the Investor’s Subscription Agreement. Nothing contained in this Article 8 will relieve any party of liability for any breach of the Investor’s Subscription Agreement that occurs before it is terminated.
ARTICLE 9
INDEMNIFICATION
     9.1 Indemnification Against Loss Due to Inaccuracies in Company’s Representations and Warranties or Company Failure to Fulfill Obligations. Subject to the limits in Section 9.3, the Company indemnifies the Investor against, and agrees to hold the Investor harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred by the Investor directly or indirectly because (i) any matter that is the subject of a representation and warranty contained in Section 2.1 is not as represented and warranted (without giving effect to any “material”, “materiality”, “material adverse change” or “material adverse effect” qualification contained in any such representation and warranty), or (ii) the Company fails to fulfill in any respect any of its obligations under the Investor’s Subscription Agreement, or under any document delivered in accordance with the Investor’s Subscription Agreement, which is required to be fulfilled after the Closing Date.
     9.2 Indemnification Against Loss Due to Inaccuracies in Investor’s Representations and Warranties or Investor Failure to Fulfill Obligations. Subject to the limits in Section 9.3, the Investor indemnifies the Company against, and agrees to hold the Company harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred by the Company directly or indirectly because (i) any matter that is the subject of a representation and warranty contained in Section 2.2 is not as represented and warranted (without giving effect to any “material”, “materiality”, “material adverse change” or “material adverse effect” qualification contained in any such representation and warranty), or (ii) the Investor fails to fulfill in any respect any of its obligations under the Investor’s Subscription Agreement, or under any document delivered in accordance with the Investor’s Subscription Agreement, which is required to be fulfilled after the Closing Date.
     9.3 Limit on Liability for Breach of Warranty.
          (a) Except with respect to breaches of the representations and warranties contained in Sections 2.1(a) (Organization and Power), 2.1(c) (Authorization) or 2.1(g) (Issuance of Acquired Common Stock) or in Section 2.1(u) (Tax Matters) (but only with respect to the representations and warranties in that Section with respect to the amount and ability to the apply net operating loss carryforward of FirstBank as of December 31, 2010, which shall be the only portion of Section 2.1(u) that is not subject to the limitations in this Section 9.3), and in instances of knowing fraud, the Company will not be liable to the Investor under Section 9.1, or any other provision of the Investor’s Subscription Agreement, as a result of a breach of the Company’s representations and warranties in Section 2.1, to the extent the losses, liabilities and expenses for which the Investor would, except for this Section 9.3(a), be entitled to indemnification under Section 9.1 are in total less than 2% or, except in the case of Section 2.1(u) (which shall not be limited to 15%), more than 15% of the Aggregate Purchase Price the Investor has agreed pursuant to the Investor’s Subscription Agreement to pay for the Acquired

Common Stock, and the Company will have no obligation to reimburse the Investor for the amount that is less than 2% or more than 15% of the Aggregate Purchase Price the Investor has agreed in the Investor’s Subscription Agreement to pay for the Acquired Common Stock. In determining the amount of losses, no breach of a representation and warranty that results in a loss to the Investor of less than $50,000 will be included.
          (b) Except in instances of knowing fraud, the Investor will not be liable under Section 9.2, or any other provision of the Investor’s Subscription Agreement, as a result of a breach of the Investor’s representations and warranties in Section 2.2, to the extent the losses, liabilities and expenses for which the Company would, except for this Section 9.3(b), be entitled to indemnification from the Investor under Section 9.2 are in total less than 2% or more than 15% of the Aggregate Purchase Price the Investor has agreed under the Investor’s Subscription Agreement to pay for the Acquired Common Stock, and the Investor will have no obligation to reimburse the Company for the amount that is less than 2% or more than 15% of the total purchase price the Investor has agreed under the Investor’s Subscription Agreement to pay for the Acquired Common Stock. In determining the amount of losses, no breach of a representation and warranty that results in a loss to the Company of less than $50,000 will be included.
     9.4 Indemnification Sole Remedy. Except in instances of knowing fraud, the indemnification in Sections 9.1 and 9.2, as the case may be, will be the sole remedy of the Investor or the Company, as applicable, as a result of a breach of a representation and warranty contained in Section 2.1 or 2.2, as applicable. Except as to claims with respect to breaches of the representations and warranties in Section 2.1(u) (Tax Matters), any claim for indemnification must be made in a written notification to the party from which indemnification is sought, must describe in reasonable detail the claim and the facts on which such claim is based and, with respect to claims for indemnification arising under Section 9.1(i) or Section 9.2(i), must be given not later than the day that is two years after the Closing Date. Neither the Company nor the Investor will have any liability for any breach of a representation and warranty contained in Section 2.1 or 2.2 unless a claim is made in accordance with this Section 9.4.
ARTICLE 10
ABSENCE OF BROKERS
     10.1 Representations and Warranties Regarding Brokers and Others. The Company and the Investor each represent and warrant to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions that are the subject of the Investor’s Subscription Agreement, except that Sandler O’Neill & Partners, L.P. acted as financial adviser to the Company and there may be a finder with regard to sales of Common Stock to some Other Investors, who will be entitled to a fee from the Company equal to 1% of the purchase price paid by those Other Investors. The Company will pay all the fees and other charges of Sandler O’Neill & Partners, L.P. The Company indemnifies the Investor and agrees to hold it harmless from, and the Investor indemnifies the Company, against and agrees to hold the Company harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party or its subsidiaries in connection with the transactions which are the subject of the Investor’s Subscription Agreement.
     10.2 Expenses. Except as specifically provided in the Investor’s Subscription Agreement, each of the Investor and the Company will pay its own expenses in connection with the transactions that are the subject of the Investor’s Subscription Agreement, including legal fees and disbursements.
ARTICLE 11
GENERAL
     11.1 Announcement of Transaction. The Company will, not later than one Business Day after Investors and Other Investors have signed Investor Agreements (including the Investor’s Subscription Agreement) relating to purchases of Common Stock for a total of at least $500 million, (i) issue a press release, or make a filing with the SEC, that describes the signing of such Investor Agreements in sufficient detail so that the fact that Investor Agreements have been signed and knowledge of the terms of the Investor Agreements will not constitute material non-public information, and (ii) include the Investor Presentation in a Report filed with the SEC. The Company will also timely make all filings with the SEC that are required under the Exchange Act with respect to the execution of the Investor Agreements and the issuance of Common Stock under the Investor Agreements. The Company will not, without the consent of the Investor, mention the names of the Investor or of its affiliates or advisers in any public disclosures regarding the transactions that are the subject of the Investor Agreements, except that nothing in this Section or elsewhere in the Investor’s Subscription Agreement will prevent the Company from disclosing the name of the Investor or its affiliates or investment adviser to the extent it is required to do so by law, by rules of the SEC or the NYSE, or by any form the Company is required to file with a Governmental Entity, or to the extent the Company is asked for that information by any Governmental Entity (including, but not limited to, the staff of the SEC, the FDIC, the Federal Reserve or the OCFI); provided, however, that the Company will, to the extent reasonably practicable, provide the Investor with a reasonable opportunity to review and comment on any such disclosures and filings in advance.
     11.2 Entire Agreement. The Investor’s Subscription Agreement (including these Terms and Conditions) and the previous confidentiality agreement, if any, between the Company and the Investor contain the entire agreement between the Company and the Investor relating to the transactions that are the subject of the Investor’s Subscription Agreement, and supersede all prior negotiations, understandings and agreements between the Company and the Investor, and there are no representations, warranties, understandings or agreements concerning the transactions that are the subject of the Investor’s Subscription Agreement other than those expressly set forth in the Investor’s Subscription Agreement and the previous confidentiality agreement, if any, between the Company and the Investor.
     11.3 Benefit of Agreement. The Investor’s Subscription Agreement is for the benefit of, and will bind, the parties to it, their respective successors and any permitted assigns. The Investor’s Subscription Agreement is not intended to be for the benefit of, or to give any rights to, anybody other than the parties, their respective successors and any permitted assigns. Without limiting the generality of the foregoing, no investor other than the Investor will have any claim against the Company or the Investor under or by reason of the Investor’s Subscription Agreement.
     11.4 Captions. The captions of the Articles and Sections of the Investor’s Subscription Agreement and of these Terms and Conditions are for convenience only, and do not affect the meaning or interpretation of the Investor’s Subscription Agreement.
     11.5 Assignments. Neither the Investor’s Subscription Agreement nor any right of any party under it may be assigned, except that (i) the Investor may assign its rights to acquire the

Acquired Common Stock to an affiliate (including any entity that has the same principal adviser as the Investor), provided, however, that, in such event, the Investor and such affiliate will be jointly and severally liable for any failure of the affiliate to fulfill any of the Investor’s obligations under the Investor’s Subscription Agreement and (ii) if the Investor transfers Registrable Securities to another person under circumstances and in a manner that entitles the transferee to registration rights as provided in Section 7.4, the Company will be deemed to have entered into an agreement with the transferee giving the transferee all the rights with regard to the transferred Registrable Securities that the Investor had immediately before the transfer.
     11.6 Notices and Other Communications. Any notice or other communication under the Investor’s Subscription Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile or electronic mail (with proof of receipt at the facsimile number or email address to which it is required to be sent), on the Business Day after the day on which it is delivered to a major overnight delivery service marked for next business day delivery, or on the third Business Day after the day on which it is mailed by first class registered or certified mail, return receipt requested, from within the United States or Puerto Rico, addressed, if to the Investor, to the address shown on the signature page of the Investor’s Subscription Agreement, and if to the Company:
First BanCorp
1519 Ponce de Leon Avenue
San Juan, Puerto Rico 00908
Attention: General Counsel
Facsimile No.: 787-753-8402
Email Address: lawrence.odell@firstbankpr.com
with a copy to (which copy alone shall not constitute notice):
K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attention: David W. Bernstein
Facsimile No.: 212-536-3901
Email Address: david.bernstein@klgates.com
Any notice or communication given under or with regard to the Investor’s Subscription Agreement will be deemed given on (a) if received on a Business Day on or before 5:00 p.m. local time of the recipient, the date of receipt, or (b) if received on a day other than a Business Day or on a Business Day after 5:00 p.m. local time of the recipient, the first Business Day following the date of receipt.
     11.7 Governing Law. The Investor’s Subscription Agreement and all disputes arising out of or relating to it and the subject matter thereof or the actions of the parties thereto in the negotiation, execution, administration, performance or nonperformance, enforcement, interpretation, termination and construction hereof and all matters based upon, arising out of or related to any of the foregoing (whether based on contract, tort or otherwise), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws, both procedural and substantive, of the State of New York, without regard to conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would apply the laws of any jurisdiction other than the State of New York.
     11.8 Consent to Jurisdiction. The Company and the Investor each agrees that any action or proceeding relating to the Investor’s Subscription Agreement or the transactions that are the subject thereof shall be brought in any state or Federal court sitting in the Borough of Manhattan in the State of New York, and in no other court, and each of them (i) consents to the personal jurisdiction of each of those courts in any such action or proceeding, (ii) agrees not to seek to transfer any such action or proceeding to any other court, whether because of inconvenience of the forum or for any other reason (but nothing in this Section 11.8 will prevent a party from removing any action or proceeding from a state court sitting in the Borough of Manhattan to a Federal court sitting in that Borough) and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.
     11.9 Remedies; Specific Performance. The parties acknowledge that money damages may not be an adequate remedy if the Company or the Investor fails to perform in any material respect any of its obligations under the Investor’s Subscription Agreement, and accordingly they agree that in addition to any other remedy to which a party may be entitled at law or in equity, each party will be entitled to seek to obtain an order compelling specific performance of the other party’s obligations under the Investor’s Subscription Agreement, without any requirement that the party seeking specific performance post a bond, and the parties agree that if any proceeding is brought in equity to compel performance of any provision of the Investor’s Subscription Agreement, no party will raise the defense that there is an adequate remedy at law. No remedy will be exclusive of any other remedy to which a party may be entitled, and the remedies available to a party will be cumulative.
     11.10 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to the Investor’s Subscription Agreement, or the negotiation, execution or performance of the Investor’s Subscription Agreement (including any representation or warranty made in or in connection with the Investor’s Subscription Agreement or as an inducement to enter into the Investor’s Subscription Agreement), may be made only against the entities that are expressly identified as parties hereto. No person who is not a named party to the Investor’s Subscription Agreement, including without limitation any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named party to the Investor’s Subscription Agreement, shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to the Investor’s Subscription Agreement or for any claim based on, in respect of, or by reason of the Investor’s Subscription Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such person who is not a named party to the Investor’s Subscription Agreement.
     11.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THE INVESTOR’S SUBSCRIPTION AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THE INVESTOR’S SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE INVESTOR’S SUBSCRIPTION AGREEMENT, INCLUDING ANY ACTION OR PROCEEDING BROUGHT BY WAY OF COUNTERCLAIM. EACH OF THE PARTIES ACKNOWLEDGES THAT IT IS AWARE THAT THIS WAIVER OF RIGHTS TO JURY TRIAL WAS A FACTOR IN EACH OTHER

PARTY’S DECISION TO AGREE TO THE TERMS OF THE INVESTOR’S SUBSCRIPTION AGREEMENT AND THAT NOBODY PROMISED THAT THIS WAIVER OF THE RIGHT TO JURY TRIAL WOULD NOT BE ENFORCED.
     11.12 Amendments. The Investor’s Subscription Agreement may be amended by, but only by, a document in writing signed by both the Company and the Investor.
     11.13 Interpretation. The table of contents and headings contained in the Investor’s Subscription Agreement, including these Terms and Conditions, are for reference purposes only and shall not affect in any way the meaning or interpretation of the Investor’s Subscription Agreement or these Terms and Conditions. Except to the extent otherwise provided or when the context otherwise requires, references to Sections, Articles or Exhibits contained in these Terms and Conditions refer to Sections, Articles or Exhibits of these Terms and Conditions. Whenever the words “include”, “includes”, or “including” are used in the Investor’s Subscription Agreement, including these Terms and Conditions, they are deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in the Investor’s Subscription Agreement, including these Terms and Conditions, refer to the Investor’s Subscription Agreement as a whole and not to any particular provision of the Investor’s Subscription Agreement. All terms defined in the Investor’s Subscription Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in the Investor’s Subscription Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its successors and permitted assigns. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. A reference that a statement is made “to the knowledge of the Company” means that no officer of the Company has actual knowledge of facts that are inconsistent with that statement.
     11.14 Mutual Drafting. The parties hereto are sophisticated and have been represented by lawyers who have carefully reviewed the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to the Investor’s Subscription Agreement and therefore waive their effects.
     11.15 Severability. If any provision of the Investor’s Subscription Agreement, including these Terms and Conditions, or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
     11.16 Counterparts. The Investor’s Subscription Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of the Investor’s Subscription Agreement, but all of them together will constitute one and the same agreement.